                                                                    EXHIBIT 10.2

                                      ASSET
                           PURCHASE AND SALE AGREEMENT

                                     between

                             CONOCOPHILLIPS COMPANY

                                       and

                         DUKE ENERGY FIELD SERVICES, LP

                                 March 10, 2004

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.   DEFINITIONS........................................................      1
2.   PURCHASE AND SALE..................................................     10
     (A)   PURCHASE AND SALE OF THE ASSETS..............................     10
     (B)   PAYMENT OF PURCHASE PRICE AT CLOSING.........................     10
     (C)   THE CLOSING..................................................     10
     (D)   DELIVERIES AT THE CLOSING....................................     10
     (E)   ALLOCATION OF PURCHASE PRICE.................................     11
3.   REPRESENTATIONS AND WARRANTIES OF SELLER...........................     11
     (A)   ORGANIZATION OF SELLER.......................................     11
     (B)   AUTHORIZATION OF TRANSACTION.................................     11
     (C)   NONCONTRAVENTION.............................................     12
     (D)   BROKERS' FEES................................................     12
     (E)   LEGAL COMPLIANCE.............................................     12
     (F)   ENVIRONMENTAL MATTERS........................................     13
     (G)   TAX MATTERS..................................................     13
     (H)   CONTRACTS....................................................     14
     (I)   LITIGATION...................................................     15
     (J)   EMPLOYEES....................................................     15
     (K)   EMPLOYEE BENEFIT PLANS.......................................     15
     (L)   EASEMENTS....................................................     15
     (M)   CONDUCT OF BUSINESS..........................................     16
     (N)   AFES AND CAPITAL PROJECTS....................................     16
     (O)   SPECIAL WARRANTY OF TITLE....................................     16
     (P)   NO CHANGE IN CONDITION.......................................     16
4.   REPRESENTATIONS AND WARRANTIES OF BUYER............................     16
     (A)   ORGANIZATION OF BUYER........................................     17
     (B)   AUTHORIZATION OF TRANSACTION.................................     17
     (C)   NONCONTRAVENTION.............................................     17
     (D)   BROKERS' FEES................................................     18
     (E)   FINANCIAL CAPABILITY.........................................     18
     (F)   INVESTMENT INTENT............................................     18
5.   PRE-CLOSING COVENANTS..............................................     18
     (A)   GENERAL......................................................     18
     (B)   NOTICES AND CONSENTS.........................................     18
     (C)   OPERATION OF BUSINESS........................................     20
     (D)   FULL ACCESS..................................................     21
     (E)   NOTICE OF DEVELOPMENTS.......................................     21
     (F)   ENVIRONMENTAL MATTERS........................................     21
     (G)   TITLE MATTERS................................................     24
     (H)   CAPITAL EXPENDITURES.........................................     24
     (I)   EXCLUSIVITY..................................................     24

     (J)   CERTAIN EXISTING CONTRACTS...................................     25
     (K)   CASUALTY LOSS................................................     25
6.   CONDITIONS TO OBLIGATION TO CLOSE..................................     25
     (A)   CONDITIONS TO OBLIGATION OF BUYER............................     25
     (B)   CONDITIONS TO OBLIGATION OF SELLER...........................     26
7.   CERTAIN POST-CLOSING OBLIGATIONS...................................     27
     (A)   POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE...................     28
     (B)   SUSPENSE ACCOUNT FUNDS.......................................     29
     (C)   IMBALANCES...................................................     30
     (D)   COOPERATION..................................................     30
     (E)   TAXES........................................................     31
     (F)   ACCESS TO CONTRACTS..........................................     31
     (G)   CUSTOMARY POST-CLOSING CONSENTS..............................     31
     (H)   MISCELLANEOUS EXPENSES.......................................     31
     (I)   BUYER OBLIGATIONS FOR POST-CLOSING CONTRACTS MATTERS.........     32
8.   PURCHASE PRICE ADJUSTMENTS.........................................     33
9.   TERMINATION........................................................     33
     (A)   TERMINATION OF AGREEMENT.....................................     33
     (B)   EFFECT OF TERMINATION........................................     34
10.  ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES.....................     35
     (A)   SELLER EXISTING CONTRACT INDEMNITY OBLIGATION................     35
     (B)   SELLER COVENANT INDEMNITY OBLIGATION.........................     35
     (C)   SELLER REPRESENTATION AND WARRANTY INDEMNITY OBLIGATION......     35
     (D)   BUYER COVENANT INDEMNITY OBLIGATION..........................     36
     (E)   BUYER REPRESENTATION AND WARRANTY INDEMNITY OBLIGATION.......     36
     (F)   BUYER GENERAL INDEMNITY OBLIGATION...........................     36
     (G)   NOTICE OF ASSERTED CLAIMS....................................     36
     (H)   DEFENSE AND PAYMENT OF ASSERTED CLAIMS.......................     37
11.  CLAIM LIMITATIONS..................................................     37
     (A)   EXPRESS NEGLIGENCE...........................................     37
     (B)   SELLER THRESHOLDS AND DEDUCTIBLES............................     37
     (C)   BUYER THRESHOLDS AND DEDUCTIBLES.............................     38
     (D)   EXCLUSIVE REMEDY.............................................     38
     (E)   NO WARRANTY AND DISCLAIMER...................................     38
     (F)   SELLER INDEMNITY LIMITATION..................................     39
     (G)   BUYER REVIEW.................................................     39
12.  EMPLOYEE MATTERS...................................................     40
     (A)   TRANSFER OF COVERED EMPLOYEES................................     40
     (B)   SELLER PLANS.................................................     40
     (C)   NEW ARRANGEMENTS FOR TRANSFERRED EMPLOYEES...................     40
     (D)   WELFARE BENEFITS.............................................     42
     (E)   401(K) PLAN..................................................     43
     (F)   WORKERS' COMPENSATION........................................     43
     (G)   NO RESTRICTIONS ON CHANGES...................................     43

     (H)   CONFLICT.....................................................     43
13.  ARBITRATION........................................................     43
14.  MISCELLANEOUS......................................................     44
     (A)   NO THIRD PARTY BENEFICIARIES.................................     44
     (B)   ENTIRE AGREEMENT.............................................     44
     (C)   SUCCESSION...................................................     44
     (D)   COUNTERPARTS.................................................     44
     (E)   NOTICES......................................................     44
     (F)   GOVERNING LAW................................................     45
     (G)   AMENDMENTS AND WAIVERS.......................................     45
     (H)   SEVERABILITY.................................................     45
     (I)   EXPENSES.....................................................     46
     (J)   CONSTRUCTION.................................................     46
     (K)   INCORPORATION OF EXHIBITS AND SCHEDULES......................     47
     (L)   SALES TAXES..................................................     47
     (M)   WAIVER OF CERTAIN DAMAGES....................................     47
     (N)   PRESS RELEASES AND PUBLIC ANNOUNCEMENTS......................     47
     (O)   LIKE-KIND EXCHANGE...........................................     47
     (P)   ASSIGNMENT...................................................     48

           Exhibits and Schedules to Asset Purchase and Sale Agreement
        between ConocoPhillips Company and Duke Energy Field Services, LP
                              dated March 10, 2004

EXHIBIT A     --   Description of Facilities
EXHIBIT A-1   --   Fee Property and Other Real Property
EXHIBIT A-2   --   Easements
EXHIBIT A-3   --   Equipment
EXHIBIT B     --   Environmental Permits
EXHIBIT C     --   Excluded Assets
EXHIBIT D     --   Existing Contracts
EXHIBIT E     --   Intentionally Omitted
EXHIBIT F     --   Covered Employees
EXHIBIT G     --   Form of Conveyance, Assignment and Bill of Sale
EXHIBIT H     --   Matters Excluded From Required Consents
EXHIBIT I     --   Like-Kind Assignments
EXHIBIT J     --   Arbitration
EXHIBIT K     --   Certification of Non-Foreign Status for Entities
EXHIBIT L     --   Phase II Agreed Audit Sites
EXHIBIT M     --   Grama Ridge Map of Personal Property
EXHIBIT N     --   Intentionally Omitted
EXHIBIT O     --   Grama Ridge Transaction Confirmations
EXHIBIT P     --   Fractionation Contract
EXHIBIT Q     --   Grama Ridge Access Agreement

DISCLOSURE SCHEDULE -- Exceptions to Representations, Warranties and Covenants
SECTION 1(A)  --       SELLER'S KNOWLEDGE
SECTION 1(C)  --       CERTAIN ENVIRONMENTAL SITES
SECTION 2(E)  --       ALLOCATION OF PURCHASE PRICE
SECTION 3(C)  --       SELLER'S NONCONTRAVENTION
SECTION 3(E)  --       LEGAL COMPLIANCE
SECTION 3(F)  --       ENVIRONMENTAL MATTERS
SECTION 3(H)  --       CONTRACTS
SECTION 3(I)  --       LITIGATION
SECTION 3(N)  --       AFE'S AND CAPITAL PROJECTS
SECTION 4(C)  --       BUYER'S NONCONTRAVENTION
SECTION 7(B)  --       SUSPENSE ACCOUNT FUNDS

                                      ASSET
                           PURCHASE AND SALE AGREEMENT

      THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of March 10, 2004, by and between CONOCOPHILLIPS COMPANY, a Delaware corporation ("SELLER") and DUKE ENERGY FIELD SERVICES, LP, a Delaware limited partnership ("BUYER"). BUYER and SELLER are referred to collectively herein as the "Parties." Certain capitalized terms are used in the Recitals below in the manner defined in Section 1 below.

                                    RECITALS:

      1. SELLER is the direct or indirect owner of the Assets (as defined herein).

      2. BUYER desires to purchase and SELLER desires to sell the Assets for cash.

AGREEMENT:

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.    DEFINITIONS.

      "AFE" means an authorization for expenditure or similar authorization or approval with respect to funding a particular project or matter.

      "Adjustment Time" means 12:01 a.m. (Central Time then in effect) on the Closing Date.

      "Affiliate" means, when used with respect to a specified Person, any other Person controlling, directly controlled by or under common control with the specified Person. For purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of the Person whether through the ownership of voting securities or by contract; and the term "controlled" has the meanings correlative to the foregoing. Notwithstanding the foregoing, the term "Affiliate" (i) when applied to BUYER, shall not include Duke Energy Corporation, a Delaware corporation or ConocoPhillips, a Delaware corporation, or any entities owned, directly or indirectly, by Duke Energy Corporation or ConocoPhillips, other than Duke Energy Field Services, LLC, a Delaware limited liability company and its subsidiaries (but excluding Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company, TEPPCO Partners L.P., a Delaware limited partnership, and any Person owned, directly or indirectly, by Texas Eastern Products Pipeline Company, LLC or TEPPCO Partners, L.P.) and (ii) when applied to SELLER, shall not include Duke Energy Field Services, LLC, a Delaware limited liability company or any entities owned, directly or indirectly, by Duke Energy Field Services, LLC.

      "Agreement" has the meaning set forth in the preface above.

      "Allocable Share" means, with respect to any matter relating to the Facilities, 100% ownership interest in such Facilities; provided, however, with regard to the Antelope Ridge Gas Processing Plant, Allocable Share shall mean 94.52474%.

      "Antitrust Authorities" has the meaning set forth in Section 5(b).

      "Applicable Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now and hereinafter in effect.

      "Arbitrable Disputes" means any and all disputes, claims, counterclaims, demands, causes of action and controversies arising out of or relating to this Agreement (including the alleged breach hereof), or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by Applicable Law or otherwise, or (d) seeking damages or any other relief, whether at law, in equity, or otherwise.

      "Asserted Claim" has the meaning set forth in Section 10(g) below.

      "Asserted Environmental Defect" means an Environmental Condition asserted by BUYER in accordance with Section 5(f) that, as of the time of notice thereof, is not in compliance with the then existing Environmental Laws.

      "Assets" means all of the SELLER Interests.

      "Assignments" means one or more of a Conveyance, Assignment and Bill of Sale substantially in the form of Exhibit G, pursuant to which SELLER (and, if applicable, its Affiliates) will assign the SELLER Interests (in one or a series of transactions) to BUYER, and BUYER will assume and agree to perform certain obligations of SELLER (and, if applicable, its Affiliates) as provided in this Agreement.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "BUYER" has the meaning set forth in the preface above.

      "BUYER Group" means BUYER and all Affiliates of BUYER.

      "BUYER Indemnified Persons" means (i) BUYER and its Affiliates and (ii) the directors, officers, employees, agents or other representatives of any such Person described in clause (i).

      "Casualty Loss" shall mean, with respect to all or any portion of the Facilities, any destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, of all or any portion of the Facilities.

      "Catastrophic Event" means any catastrophe (natural or man-made) or other similar circumstance, development, event, or occurrence, whereby one or more of those facilities referenced at subsection (ii) of the definition of "Related Properties and Rights" shall be, or shall reasonably be expected to be, for a period of at least two months after such catastrophe, circumstance, development, event, or occurrence, incapable of operating substantially similarly to the manner in which they were operating immediately before such catastrophe, circumstance, development, event, or occurrence.

      "Claim Notice" has the meaning set forth in Section 10(g) below.

      "Claims" means any and all claims, demands, suits, causes of action, losses, damages, Liabilities, fines, penalties, and costs (including attorneys' fees and costs of litigation), whether known or unknown, that are brought by or owed to any third Person, including any applicable Governmental Authority.

      "Closing" has the meaning set forth in Section 2(c) below.

      "Closing Date" has the meaning set forth in Section 2(c) below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidentiality Agreement" means that certain Confidentiality Agreement, dated July 30, 2003 between BUYER and SELLER.

      "Costs" means, other than Claims, all costs and damages and other amounts related to the relevant matter; provided, however, that notwithstanding the foregoing, the term "Costs" shall include reasonable attorney's fees, court costs, interest, fines, penalties, assessments, and levies.

      "Covered Employee" means an individual who is, immediately before the Closing Date, an employee of SELLER Group principally employed in connection with the Facilities and whose name is on Exhibit F.

      "Customary Post-Closing Consents" has the meaning set forth in Section 3(c) below.

      "Defensible Title" means, as to the Assets, such title to the Assets that vests BUYER with indefeasible title in and to the Assets free and clear of all Security Interests, other than Permitted Liens.

      "Disclosure Schedule" means the disclosure schedule prepared by SELLER with respect to SELLER's disclosures to this Agreement and by BUYER with respect to BUYER'S disclosures to this Agreement, together with any supplements or amendments thereto, provided that (i) with respect to any supplements and amendments made thereto by SELLER, such supplements and amendments shall, without prior approval of BUYER, only relate to additional disclosures of immaterial matters that arise in the Ordinary Course of Business attributable to the time period from and after the date of this Agreement to the Closing Date and (ii) with respect to any supplements and amendments made thereto by BUYER, such supplements and amendments shall, without prior approval of SELLER, only relate to additional disclosures of immaterial matters that arise in the Ordinary Course of Business attributable to the time period from and after the date of this Agreement to the Closing Date. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs (but not sub-paragraphs) contained in this Agreement.

      "Easement" means an easement, right-of-way, or state or federal land use permits or permissions.

      "Environmental Arbiter" has the meaning set forth in Section 5(f).

      "Environmental Audit" means the environmental audit of the Facilities to be performed by BUYER that is to include a Phase I audit and, to the extent provided in Section 5(f) below, a Phase II audit.

      "Environmental Condition" means any circumstance where there is an actual or threatened failure to comply with the Environmental Standard.

      "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act of 1976, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, permits, licenses, franchises, and charges thereunder) of Governmental Authorities concerning pollution, waste management, or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances, pollutants, contaminants, or chemical, industrial, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, pollutants, contaminants, or chemical, industrial, or toxic materials or wastes.

      "Environmental Notice" has the meaning set forth in Section 5(f)(iii) below.

      "Environmental Permits" means all governmental (whether federal, state or local) and regulatory permits, licenses, orders, authorizations, and related instruments or rights used or held for use in connection with the ownership, operation or use of the Assets issued under Environmental Laws.

      "Environmental Standard" means the minimum regulatory standard necessary to achieve compliance with Environmental Laws.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Code Sec. 414(b), (c), (m), or (o) or ERISA Sec. 4001(b) that includes the first entity, trade, or business, or that is a member of the same "controlled group" as the first entity, trade, or business pursuant to ERISA Sec. 4001(a)(14).

      "Excluded Assets" means those assets listed on Exhibit C, which assets will not be transferred to BUYER pursuant to this Agreement.

      "Existing Contracts" means: (i) the contracts and other agreements listed on Exhibit D; and (ii) any other written and fully-executed contracts entered into in the Ordinary Course of Business in accordance with the terms of this Agreement between the date of this Agreement and the Closing Time which constitute a part of the SELLER Interests.

      "Facilities" means, except for the Excluded Assets, the gas plants, pipelines and Related Properties and Rights that are either specifically or generally described in Exhibits A, A-1, A-2 and A-3, including, without limitation, the map attached to Exhibit A.

      "Facilities Constitutive Documents" means the Construction and Operating Agreement dated October 28, 1981 concerning the Antelope Ridge Gas Processing Plant, as amended prior to the date hereof.

      "Fractionation Contract" means that Fractionation Contract between Duke Energy NGL Services, LP and Gulf Coast Fractionators, a Texas general partnership, attached hereto as Exhibit P.

      "Governmental Authority" means any federal, state, or local governmental or quasi-governmental authority, body, department, agency, or court, including any political subdivision thereof.

      "Grama Ridge" has the meaning set forth in Section 7(j) below.

      "Grama Ridge Access Agreement" means that Access Agreement attached hereto as Exhibit Q.

      "Grama Ridge Transaction Confirmations" mean those transaction confirmations attached hereto as Exhibit O.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Hazardous Substance" means (a) any substance, whether solid, liquid, or gaseous, (i) that is listed, defined, or regulated as a "hazardous material," "hazardous waste," "solid waste," "hazardous substance," "toxic substance," "pollutant," or "contaminant," or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law, (ii) that is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials, or (iii) that causes or threatens to cause contamination or a hazard to the environment or to the health or safety of persons on any properties or any adjacent property that may require action in order to prevent or mitigate such contamination or hazard, or (b) any petroleum, hydrocarbons, hydrocarbon products, natural gas liquids, crude oil or any components, fractions, or derivatives thereof, oil or gas exploration or production waste, natural gas, or synthetic gas, or any mixtures thereof.

      "Hazardous Substance Handling" means the offsite disposal, storage, treatment, recycling, or handling of Hazardous Substances generated, stored, treated, or disposed of or used on and removed from, any of the Facilities prior to the Closing Date.

      "Imbalance Payable" means that quantity of natural gas or natural gas liquids as is owed by SELLER with respect to the SELLER Interests under agreements relating to the Facilities and attributable to time periods prior to the Adjustment Time.

      "Imbalance Receivable" means that quantity of natural gas or natural gas liquids as is owed SELLER with respect to the SELLER Interests under agreements relating to the Facilities and attributable to time periods prior to the Adjustment Time.

      "includes" has the meaning set forth in Section 14(j) below.

      "Indemnified Party" has the meaning set forth in Section 10(g) below.

      "Indemnifying Party" has the meaning set forth in Section 10(g) below.

      "Independent Accountants" has the meaning set forth in Section 7(a) below.

      "Knowledge" means either actual knowledge, or knowledge that would result from a reasonable internal investigation of the type described in the immediately succeeding sentence, of (i) with respect to SELLER, current employees of SELLER listed on Section 1(a) of the Disclosure Schedule and (ii) with respect to BUYER, current employees of BUYER. The investigation contemplated by this definition would involve making reasonable inquiries of personnel employed by, and reviews of books and records owned by and in the possession of, the Party (including its Affiliates) to which the Knowledge relates, but would not involve an audit or any inquiry of any non-affiliated Person, including other owners and/or prior operators of the Facilities or Governmental Authorities.

      "Legal Right" means the legal authority and right, without risk of criminal or civil Liability to Governmental Authorities, such that the contemplated conduct would not constitute a violation of Applicable Laws.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Material Adverse Effect" means any circumstances, developments, events, or occurrences that has or could reasonably be expected to have an adverse effect on the operation of any of the Facilities or the earnings or financial condition with respect thereto that (insofar as attributable to the SELLER Interests) individually or in the aggregate would exceed $500,000, in each case excluding effects attributable to the general state of the energy industry, including natural gas and natural gas liquid prices, or to general economic conditions in the United States, including prevailing interest rates and stock market levels.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "New Arrangements" has the meaning set forth in Section 12(c) below.

      "Ordinary Course of Business" means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Parties" has the meaning set forth in the preface above.

      "Permitted Liens" means (a) liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; (b) carrier's, warehousemen's', mechanics', materialmen's, repairmen's, employees', contractors', operators' or other similar liens or charges securing the payment of expenses not yet due and payable that were incurred in the Ordinary Course of Business of the Facilities for which BUYER or a third Person is responsible for payment, that are not delinquent and that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith with any action to foreclose on or attach any Assets on account thereof properly stayed;
(c) deposits to secure performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, or other obligations of a like nature incurred in the Ordinary Course of Business of the Facilities; (d) any obligations or duties to any Governmental Authority arising in the Ordinary Course of Business with respect to any franchise, grant, license or permit constituting a part of the Facilities, and all Applicable Laws, rules, regulations and orders of any Governmental Authority; (e) Easements encumbering all or any part of the Facilities that do not materially interfere with the ownership or operation of the Facilities; (f) required third party consents to assignments or similar agreements listed on Section 3(c) of the Disclosure Schedule; (g) all rights to consent by, required notices to, or filings with Governmental Authorities in connection with the sale or conveyance of the Facilities or interests therein, including Customary Post-Closing Consents; and
(h) the Facilities' Constitutive Documents.

      "Person" means an individual or entity, including a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority, or any other entity.

      "Phase I" means the phase of an environmental assessment that (a) is consistent with ASTM standards for Phase I environmental site assessments (ASTM E1527-97) and (b) involves a determination of the Facilities' compliance with Environmental Laws with respect to matters other than soil and groundwater contamination.

      "Phase II" means the phase of an environmental assessment of soil, groundwater or other environmental media that is consistent with prudent industry practices for Phase II environmental site assessments (ASTM E1903-97).

      "Phase II Audit Sites" has the meaning set forth in Section 5(f) below.

      "Purchase Price" means $75,350,000.00.

      "Qualified Intermediary " has the meaning set forth in Section 1.1031(k) - 1(g)(4)(v) of regulations promulgated by the United States Treasury Department and codified in Part 1 of Title 26 of the Code of Federal Regulations.

      "Reasonable Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved expeditiously; provided, however, that an obligation to use Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would incur any unreasonable out-of-pocket cost or expense in connection therewith.

      "Related Properties and Rights" means (i) all of the fee property and leases described on Exhibit A-1 hereto, and Easements permits and licenses described on Exhibit A-2 hereto, in each case, relating to, or used in connection with the ownership or operation of, the Facilities; (ii) all of the buildings, structures, stations, processing facilities, residue gas pipelines, natural gas liquids pipelines, line pack, spare parts and hydrocarbons inventory (to the extent stored or located at any of the Facilities as of the Closing
Date), machinery, vehicles, equipment (including the equipment described on Exhibit A-3 hereto), compressors, tanks, pumps, pipe, engines, heaters, valves, meters, liquid handling facilities, liquids, tools, fire equipment, parts, supplies, equipment, computers, software assignable at no out-of-pocket cost to SELLER (including data relating to TIPS files and supporting schedules in electronic compatible format), tangible personal property, books and records directly pertaining to the relevant Facility or located upon or under the property described in subsection (i) above; and (iii) all Existing Contracts.

      "Required Consents" has the meaning set forth in Section 5(b) below.

      "Remediation" means those activities required to bring each Asserted Environmental Defect in compliance with the Environmental Standard in accordance with: (a) with respect to those Assets located in the state of New Mexico: Title 19 New Mexico Administrative Code Chapter 15 (the "OCD Regulations") or (b) with respect to those Assets located in the state of Texas, 16 Texas Administrative Code Part 1, Chapter 3 (the "Texas Regulations"); provided, however, solely with regard to BUYER's, SELLER's and the Environmental Arbiter's obligations as set forth in Section 5(f)(iii), 5(f)(iv) and 5(f)(viii), respectively, if the OCD Regulations or Texas Regulations, as applicable, do not provide for a standard to which an Asserted Environmental Defect must be corrected, then "Remediation" shall mean those activities required to bring such Asserted Environmental Defect in compliance with the Environmental Standard for soil and groundwater.

      "Response Notice" has the meaning set forth in Section 5(f).

      "Retained Liabilities" means all Costs, Claims and Liabilities arising out of or attributable to:

      (i) Wages, benefits and equal opportunity employment obligations to or in respect of any current or former employees of SELLER or any of its ERISA Affiliates, including any such obligations arising under or in respect of any benefit plan;

      (ii) Imbalance Payables and, to the extent not assumed by BUYER, Suspense Account Funds;

      (iii) Administrative, civil and criminal fines and penalties (A) assessed prior to the Closing Date or (B) to the extent attributable to periods prior to the Closing Date with respect to (1) Clean Air Act Title V operating permit for the Antelope Ridge facility, and (2) those matters set forth on Section 3(f) of the Disclosure Schedule and those sites on Section 1(c) of the Disclosure Schedule;

      (iv) Except for ad valorem Taxes on the Facilities during the year that Closing occurs, Taxes of SELLER or any of its Affiliates in respect of periods prior to the Adjustment Time;

      (v) Death, personal injury or property damages in respect of the Facilities or the business to which to Assets relate, to the extent related to periods of time prior to the Closing Date and, if property damages, to the extent such property damages were not caused by or the result or effect of any Environmental Condition;

      (vi) Hazardous Substance Handling prior to the Closing Date; (vii) Excluded Assets;

      (viii) Those sites described in Sections 1(c) (Certain Environmental Sites) of the Disclosure Schedule, and 3(i) (Litigation) of the Disclosure Schedule;

      (ix) Asserted Environmental Defects and those sites described on Section 1(c) of the Disclosure Schedule and for those matters described on
            Section 3(f) of the Disclosure Schedule; provided, however, that if there is a Purchase

            Price reduction for any of the foregoing sites or matters, then only to the extent of third Person Claims related to such sites or matters;

      (x) Preemptive rights, rights of first refusal or similar rights with respect to any of the Assets; and

      (xi) Accounts payable incurred before the Closing Date except to the extent accounted for at Section 7(a)(i)(A).

      "Security Interest" means any mortgage, pledge, lien, other security interest created by, through or under SELLER or any of its Affiliates.

      "SELLER" has the meaning set forth in the preface above.

      "SELLER Group" means ConocoPhillips Company, its parent and all Affiliates of both.

      "SELLER Indemnified Persons" means (i) each member of the SELLER Group and
(ii) the directors, officers, employees, agents or other representatives of such members.

      "SELLER Interests" means the Allocable Share of the Facilities.

      "SELLER Plans" means all employee benefit plans providing benefits to any Covered Employees that are sponsored or maintained by SELLER Group or to which SELLER Group contributes or is obligated to contribute on behalf of Covered Employees, including any employee welfare benefit plan within the meaning of ERISA Sec. 3(1), any employee pension benefit plan within the meaning of ERISA Sec. 3(2), and any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation, severance, change of control, or fringe benefit plan.

      "Settlement Date" has the meaning set forth in Section 7(a) below.

      "Settlement Notice" has the meaning set forth in Section 7(a) below.

      "Settlement Statement" has the meaning set forth in Section 7(a) below.

      "Suspense Account Funds" has the meaning set forth in Section 7(b) below.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, ad valorem, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Termination Amount" means the total of Costs, Claims and Liabilities incurred or reasonably expected to be incurred by SELLER (and its Affiliates) with respect to (i) breaches by SELLER identified prior to the Closing of its representations, warranties, and covenants in this Agreement (excluding any breaches intentionally committed by SELLER in order to invoke the rights of SELLER set forth in Section 9(a)(iv) below), (ii) the effect of a lack of a material consent from a third Person, and
(iii) Claims asserted with respect to the Facilities prior to the Closing Date.

      "Transaction Agreements" means this Agreement, the Assignments, Grama Ridge Transaction Confirmations, Fractionation Contract, the Grama Ridge Access Agreement, and the other agreements entered in connection herewith or therewith.

      "Transferred Employees" has the meaning set forth in Section 12(a) below.

      "Welfare Benefits" has the meaning set forth in Section 12(d) below.

2.    PURCHASE AND SALE.

      (A)   PURCHASE AND SALE OF THE ASSETS

      On and subject to the terms and conditions of this Agreement, BUYER agrees to purchase from SELLER, and SELLER agrees to (or cause its Affiliates to) sell, transfer and convey to BUYER (and/or to BUYER's designated Affiliate), all of the Assets at the Closing for the consideration specified below in this Section 2.

      (B)   PAYMENT OF PURCHASE PRICE AT CLOSING.

      BUYER agrees to pay to SELLER at the Closing the Purchase Price (as may be adjusted in accordance with Section 5(f)(vii)) by wire transfer or delivery of immediately available federal funds to the following account or any other account specified by SELLER to BUYER at least five days prior to Closing:

                 JP Morgan Chase, New York, NY
                 ABA #021000021
                 Account #9102001659
                 c/o ConocoPhillips Company

      (C)   THE CLOSING.

      The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of ConocoPhillips in Houston, Texas, commencing at 9:00 a.m. local time on the first calendar day of the month that follows the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in Section 6 below (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine (the "Closing Date").

      (D)   DELIVERIES AT THE CLOSING.

      At the Closing, (i) SELLER will deliver to BUYER the certificate provided for in Section 6(a) below; (ii) BUYER will deliver to SELLER the certificate provided for in Section 6(b) below; (iii) SELLER will execute and deliver to BUYER (and/or BUYER's Affiliate designated by BUYER) an assignment of the Assets in the form attached hereto as Exhibit G; (iv) BUYER will deliver to SELLER the Purchase Price(as may be adjusted in accordance with Section 5(f)(vii));
      (v) each Party will execute and deliver (or cause to be executed and delivered, as applicable) to the other Party (or the other Party's Affiliate, as applicable) the other Transaction Agreements; and (vi) SELLER will execute and deliver to BUYER a Certification of Non-Foreign Status for Entities in the form attached hereto as Exhibit K.

      (E)   ALLOCATION OF PURCHASE PRICE.

      For the purpose of the requisite filings, if any, under Section 1060 of the Code, the Parties will allocate the Purchase Price as set forth on
      Section 2(e) of the Disclosure Schedule. The Parties agree to report the federal, state, local, or other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation and will not take any position inconsistent therewith. The Parties agree that each will furnish the other a copy of Form 8594 as filed with the Internal Revenue Service within 30 days of the filing of such form. Solely for Tax purposes, the Purchase Price shall be allocated among the Facilities as set forth on Section 2(e) of the Disclosure Schedule.

3.    REPRESENTATIONS AND WARRANTIES OF SELLER.

SELLER represents and warrants to BUYER that the statements contained in this
Section 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, in each case, except: (i) that the statements referring to a specific time will be true and correct as of the time therein indicated, and (ii) as set forth in Section 3 of the Disclosure Schedule.

      (A)   ORGANIZATION OF SELLER.

      Each member of the SELLER Group that is a party to a Transaction Agreement is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, having all necessary power and authority to carry on its business as presently conducted and to own, lease, and operate all properties and assets now owned, leased, or operated by it, and, to the extent necessary, is duly qualified as a foreign entity and in good standing in the states where the Assets are located.

      (B)   AUTHORIZATION OF TRANSACTION.

      Each member of the SELLER Group that is a party to a Transaction Agreement has full power and authority (including full corporate power and authority) to execute and deliver such Transaction Agreement and to perform its obligations thereunder. Each Transaction Agreement to which a member of the SELLER Group is a party constitutes the valid and legally binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally, and general principles of equity.

      (C)   NONCONTRAVENTION.

      Except as set forth in Section 3(c) of the Disclosure Schedule, neither the execution and the delivery of any Transaction Agreement, nor the consummation of the transactions contemplated thereby, will (i) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any member of the SELLER Group is subject, (ii) violate any provision of the charter, bylaws, or other organizational document of such Person or (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, waiver, or approval under any agreement, contract, lease, license, instrument, decree, judgment, or other arrangement to which such Person is a party or by which it is bound or to which any of its assets constituting a part of the SELLER Interests is subject (or result in the imposition of any Security Interest or encumbrance upon any such assets), except, with respect to subsections (i) and (iii) above, where such violations, breaches, defaults or other matters, including the failure to obtain such authorizations, consents, waivers or approvals, could not reasonably be expected to have a Material Adverse Effect. Except (1) pursuant to the Hart-Scott-Rodino Act, (2) as set forth on Section 3(c) of the Disclosure Schedule, (3) for those authorizations, consents, waivers or approvals of Governmental Authorities customarily obtained after the closing of similar transactions ("Customary Post-Closing Consents") and (4) where the failure to give such notices, make such filings or obtain such authorizations, consents, waivers or approvals could not reasonably be expected to have a Material Adverse Effect, no such Person needs to give any notice, make any filing with or obtain any authorization, consent, waiver, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

      (D)   BROKERS' FEES.

      Other than to Morgan Stanley & Co. Incorporated, SELLER has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (E)   LEGAL COMPLIANCE.

      With respect to all Applicable Laws other than Environmental Laws, the Facilities are in compliance with all such laws, other than non-compliance that could reasonably be expected not to have a Material Adverse Effect, and SELLER has not received any written notice from any Governmental Authority of any actual or potential non-compliance with the terms and conditions of any such laws with respect to any part of the Facilities, or any written notice of any civil, criminal, or administrative proceeding involving any part of the Facilities relating in any way to such laws.
      Section 3(e) of the Disclosure Schedule lists all permits and licenses held by SELLER that are required to operate the Facilities, and to the Knowledge of SELLER, there are no other permits or licenses required to operate the Facilities. With respect to Environmental Laws:

            (i) other than as set forth on Section 3(e) of the Disclosure Schedule, to the Knowledge of SELLER, the Facilities are in compliance with all applicable

      Environmental Laws, other than non-compliance that could reasonably be expected not to have a Material Adverse Effect;

            (ii) other than as set forth on Section 3(e) of the Disclosure Schedule, to the Knowledge of SELLER, there are no locations or premises that are a part of the Facilities where Hazardous Substances or other substances have entered on, under, or into the soil or into groundwater in violation of applicable Environmental Laws;

            (iii) for those Facilities operated by SELLER since August 1, 2003, SELLER has not received any written notice from any Governmental Authority of any actual or potential non-compliance with the terms and conditions of any Environmental Laws with respect to any portion of the Facilities; and

            (iv) for those Facilities operated by SELLER since August 1, 2003, SELLER has not received any written notification of any civil, criminal, or administrative proceeding involving any portion of the Facilities relating in any way to applicable Environmental Laws.

      (F)   ENVIRONMENTAL MATTERS.

      To the Knowledge of SELLER, and except (1) as would not have a Material Adverse Effect or substantially delay the ability of SELLER to consummate the transactions contemplated hereby, or (2) as set forth in Section 3(f) of the Disclosure Schedule:

            (i) SELLER has in force and effect all Environmental Permits necessary under Environmental Laws and all such Environmental Permits, which are annotated as to whether or not they are transferable or assignable, are listed on Exhibit B hereto;

            (ii) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which SELLER has Knowledge in relation to the Facilities (as currently or previously conducted) which has not been delivered to BUYER at least ten (10) days prior to the date hereof;

            (iii) There are no Facilities which are in violation of Environmental Laws; and

            (iv) There are no Hazardous Substances on, under or emanating from (other than in the Ordinary Course of Business) any of the Facilities.

      (G)   TAX MATTERS.

      Excluding Taxes for which BUYER is responsible pursuant to Section 7(e) of this Agreement, all Taxes owed by any member of the SELLER Group or based upon, measured by, or arising by reason of the ownership of the Facilities that have become due and payable have been duly and timely paid, all applicable Tax Returns relating the Facilities have been duly and timely filed, and there is no claim pending or, to the Knowledge of SELLER, threatened by any applicable Governmental Authority in connection with any such Taxes, other than those being contested in good faith that are set forth in the Disclosure Schedule.

      (H)   CONTRACTS.

      Exhibit D lists (as of the date of this Agreement) the following contracts and other agreements to which any member of the SELLER Group is a party and that constitute any portion of the SELLER Interests:

            (i) any agreement (or group of related agreements) (A) for the purchase or sale of gas, raw materials, commodities, supplies, products, or other personal property, (B) for the furnishing or receipt of services, or (C) that is a gas exchange agreement, gas gathering agreement, gas transportation agreement, transportation service agreement, tariff, or other agreement, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of $100,000 over the term of such agreement;

            (ii) any agreement creating or concerning a partnership, joint venture, or similar entity and any operating agreement, undivided ownership agreement, or similar agreement;

            (iii) any agreement (or group of related agreements) (A) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, (B) involving consideration in excess of $250,000 or (C) under which it has imposed a Security Interest on any of its assets, tangible or intangible;

            (iv)  any agreement concerning noncompetition;

            (v) any agreement to which the counterparty is any member of the SELLER Group;

            (vi)  any collective bargaining agreement or other union contract;

            (vii) any agreement for the employment of any individual on a full-time or part-time basis (A) providing annual compensation in excess of $100,000, (B) having a term in excess of one (1) year or (C) providing severance benefits;

            (viii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business that would be binding upon the BUYER;

            (ix) any preferential purchase right, right of first refusal, or similar right that would be applicable to or invoked by the consummation of the transactions contemplated by this Agreement;

            (x)   any lease, in either the capacity of lessee or lessor;

            (xi) any futures, swaps or forward contracts or other derivative based instruments; and

            (xii) all other material contracts.

      SELLER has provided BUYER access to and the opportunity to review a correct and complete copy of each agreement listed in Exhibit D (as amended to the date of execution of this Agreement). Except as set forth in Section 3(h) of the Disclosure Schedule, with respect to each agreement listed in Exhibit D (and except as could not reasonably be expected to have a Material Adverse Effect with respect to all such agreements in the aggregate): (A) the agreement is in full force and effect (except where the agreement has expired by its own terms, other than as a result of a breach by any member of the SELLER Group); (B) the transactions contemplated herein will not cause the agreement to cease to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, no party has claimed there is a breach or default, and, to SELLER's Knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default that would permit termination, modification or acceleration under the agreement; and (D) no party has repudiated in writing any provision of the agreement.

      (I)   LITIGATION.

      Section 3(i) of the Disclosure Schedule sets forth each instance (that relates to the Facilities) in which SELLER (i) is subject to any outstanding injunction, judgment, order, decree, ruling, arbitration or other award or charge or (ii) is a party or, to the Knowledge of SELLER, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Authority or before any arbitrator.

      (J)   EMPLOYEES.

      Insofar as relating directly to the Facilities, (i) none of SELLER Group has experienced any material strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes since January 1, 1999,
      (ii) SELLER has no Knowledge that any unfair labor practice has been committed at the Facilities since January 1, 1999, and (iii) SELLER has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees employed at the Facilities.

      (K)   EMPLOYEE BENEFIT PLANS.

            (i) As of the date of this Agreement, the SELLER Group is neither contributing to, nor is it obligated to contribute to, any Multiemployer Plan providing benefits to any Covered Employees. None of SELLER or any of its respective ERISA Affiliates has incurred any withdrawal Liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

            (ii) The consummation of the transactions contemplated by this Agreement will not constitute a "change in ownership or control" of SELLER within the meaning of Proposed Treasury Reg. Sec. 1.280G-1.

      (L)   EASEMENTS.

      To SELLER's Knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default that would permit termination, modification, or acceleration, under any Easement constituting a portion of the SELLER Interests. Exhibit A-2 lists all of the Easements constituting SELLER Interests; those Easements that SELLER operates are free and clear of all Security Interests. EXCEPT AS SET FORTH IN THIS SECTION 3(L), SELLER DOES NOT OTHERWISE REPRESENT, AND SELLER SPECIFICALLY BY THIS DISCLAIMER DOES NOT WARRANT, TITLE TO ANY EASEMENT.

      (M)   CONDUCT OF BUSINESS.

      Except as contemplated by this Agreement and the other Transaction Agreements, at all times since August 1, 2003, each of SELLER and its Affiliates has conducted its business with respect to the Facilities in the Ordinary Course of Business.

      (N)   AFES AND CAPITAL PROJECTS.

      Section 3(n) of the Disclosure Schedule lists each AFE or uncompleted capital or operating project that has not been totally funded, as of the date of this Agreement, with respect to the Facilities, setting forth a general description of the circumstances involved, the approximate unfunded amount of such AFE or unfinished capital project attributable to the SELLER Interests, and the estimated timing for the payment of such amount.

      (O)   SPECIAL WARRANTY OF TITLE.

      Except (x) for Permitted Liens and (y) with respect to Easements as set forth at Section 3(l), the BUYER has good and marketable title (free and clear of all liens, encumbrances and Security Interests) to the SELLER Interests.

      (P)   NO CHANGE IN CONDITION.

      Since August 1, 2003, the equipment and other personal property or fixtures constituting a part of any Facility have been maintained in the Ordinary Course of Business and in substantially the same working order and condition as of such date, normal wear and tear excepted.

BUYER acknowledges that if Closing occurs the Assets are being sold to BUYER on an "AS IS, WHERE IS" basis, without any warranties or representations, either express or implied, of any nature whatsoever, except as represented and as warranted above and in Section 10, subject to Section 11, below and as set forth in the Assignments delivered at Closing. Without limiting the generality of the foregoing, SELLER makes no representations or warranty with respect to: (a) any projections, estimates or budgets delivered to or made available to BUYER of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Assets or the future business viability and/or operations of the Assets; or (b) any other information or documents made available to BUYER or BUYER Group and/or its/their counsel, accountants or advisors with respect to the Assets.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER.

BUYER represents and warrants to SELLER that the statements contained in this
Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the

Closing Date, in each case, except (i) as set forth in the Disclosure Schedule, and (ii) that the statements referring to a specific time will be true and correct as of the time indicated.

      (A)   ORGANIZATION OF BUYER.

      Each member of the BUYER Group that is a party to a Transaction Agreement is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, having all necessary power and authority to carry on its business as presently conducted and to own, lease, and operate all properties and assets now owned, leased, or operated by it, and, to the extent necessary, is duly qualified as a foreign entity and in good standing in the states where the Assets are located.

      (B)   AUTHORIZATION OF TRANSACTION.

      Each member of the BUYER Group that is a party to a Transaction Agreement has full power and authority (including full corporate power and authority) to execute and deliver such Transaction Agreement and to perform its obligations thereunder. Each Transaction Agreement to which a member of the BUYER Group is a party constitutes the valid and legally binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally, and general principles of equity.

      (C)   NONCONTRAVENTION.

      Except as set forth in Section 4(c) of the Disclosure Schedule, neither the execution and the delivery of any Transaction Agreement, nor the consummation of the transactions contemplated thereby, will (i) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any member of the BUYER Group is subject, (ii) violate any provision of the charter, bylaws, or other organizational document of such Person or
      (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, waiver, or approval under any agreement, contract, lease, license, instrument, decree, judgment, or other arrangement to which such Person is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest or encumbrance upon any such assets), except, with respect to subsections (i) and (iii) above, where such violations, breaches, defaults or other matters, including the failure to obtain such authorizations, consents, waivers or approvals, could not reasonably be expected to have a Material Adverse Effect on the transactions contemplated hereby. Except (1) pursuant to the Hart-Scott-Rodino Act, (2) as set forth on Section 4(c) of the Disclosure Schedule, (3) Customary Post-Closing Consents and (4) where the failure to give such notices, make such filings or obtain such authorizations, consents, waivers or approvals could not reasonably be expected to have a Material Adverse Effect on the transactions contemplated hereby, no such Person needs to give any notice, make any filing with or obtain any authorization, consent, waiver, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

      (D)   BROKERS' FEES.

      BUYER has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (E)   FINANCIAL CAPABILITY.

      BUYER has and on the Closing Date will have the full financial capability and access to available funds necessary to consummate the transactions contemplated by this Agreement.

      (F)   INVESTMENT INTENT.

      BUYER is acquiring the Assets for its own account and not with a view to the distribution thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

5.    PRE-CLOSING COVENANTS.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

      (A)   GENERAL.

      Each of the Parties will satisfy its obligations under Section 5(b)(iv) and will use its Reasonable Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in
      Section 6 below).

      (B)   NOTICES AND CONSENTS.

            (i)   With regard to the following notices and consents:

            A. SELLER will give or cause to be given any notices to all third Persons which are not a Governmental Authority, and SELLER will use its Reasonable Efforts (which, with respect to landowner consents, shall not exceed the cost to repurchase the same type of real property interest at the market rate generally prevailing in the area, and, further, the Parties agree that the reasonable market rate for easements and rights-of way shall be deemed to be not more than $50.00/rod) to obtain any third Person consents, approvals or authorizations, that must be given or obtained in order for the Parties to consummate the transaction contemplated by this Agreement (collectively, except for the Customary Post-Closing Consents, the "Required Consents") provided, however, and, for the avoidance of any doubt, the use of the phrase "Person" in this sentence shall exclude Antitrust Authorities. If SELLER is required to pay an amount in excess of $50.00/rod to obtain any landowner Required Consent prior to Closing, then the amount in excess of $50.00/rod shall be shared equally with each of BUYER and SELLER bearing 50% of such costs and the amount of BUYER's 50% of such costs shall be paid to SELLER pursuant to Section 7(a)(i)(C).

            Notwithstanding anything to the contrary in this Section 5(b)(i)(A), BUYER shall not be responsible for any costs incurred by SELLER, if any, to obtain a landowner Required Consent to the extent such costs are incurred to resolve preexisting dispute(s) between SELLER and the landowner (other than the consent itself); and

            B. Each of the Parties will give any notices to, make any filings with, Governmental Authorities, and use their Reasonable Efforts to obtain any authorizations, consents, and approvals of those Governmental Authorities in connection with the matters referred to in Sections 3(c) and 4(c) above in order for such Party to perform its obligations under this Agreement.

            (ii) Without limiting the generality of the foregoing, each of the Parties acknowledges and agrees that this Agreement and the consummation of the transactions contemplated by this Agreement are subject to and conditioned upon the following: (A) any applicable waiting period under the Hart-Scott-Rodino Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and (B) no provision of any applicable law or regulation, and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the transactions contemplated by this Agreement.

            (iii) The Parties further acknowledge and agree that each will use its Reasonable Efforts to, as promptly as is possible: (A) prepare and make all filings required of it with, and give all notices to, will file (to the extent not heretofore filed) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other federal or state antitrust reviewing agency (whether acting together or independently, "Antitrust Authorities") or any other Person as is required of such Party in order to consummate the transactions contemplated hereby under the Hart-Scott-Rodino Act, and will use its Reasonable Efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith; (B) provide such other information and communications to such Antitrust Authorities as such Antitrust Authorities may reasonably request in connection therewith; and (C) provide reasonable cooperation to each other in connection with the performance of their obligations under this Section. The BUYER and the SELLER will provide prompt notification to each other when any such consent, approval, action, filing or notice referred to in Section 5(b)(ii)(A), above, is obtained, taken, made or given, as applicable, and will advise each other of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Antitrust Authority regarding any of the transactions contemplated by this Agreement; provided, however, that competitively sensitive information may be withheld. SELLER agrees to reimburse BUYER for those filing fees required by Antitrust Authorities for BUYER's application under the Hart-Scott-Rodino Act.

            (iv) BUYER will undertake commercially reasonable efforts to obtain all consents, approvals or actions of the Antitrust Authorities and shall cooperate with SELLER and propose to the relevant Antitrust Authorities appropriate and reasonable remedies to alleviate potential concerns generated by the Agreement and the consummation of the transactions contemplated by this Agreement and shall commit itself to such remedies vis-a-vis the relevant Antitrust Authorities, with the aim of enabling the completion of the consummation of the transactions contemplated by this Agreement as soon as practicable; provided, however, that BUYER will not be required to take any action that would materially impact this transaction. Such remedies shall not, in any way, reduce BUYER's obligations to pay the full Purchase Price as required by this Agreement. Before proposing such remedies to the relevant Antitrust Authorities, the BUYER shall reveal to SELLER the remedies to be proposed. The Parties also agree that they will use all Reasonable Efforts in the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and the consummation of the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or other injunction entered by any court or other governmental entity vacated or reversed.

            (v) BUYER shall be solely responsible for all filing fees associated with Easements, including railroad assignments, and for the cost of obtaining the Customary Post-Closing Consents.

      (C)   OPERATION OF BUSINESS.

      To the extent SELLER has the Legal Right and such action will not cause a breach by SELLER under the Facilities Constitutive Documents (after using its Reasonable Efforts to obtain any required consent of the other parties thereto with respect to such action), SELLER will do the following with respect to the Facilities:

            (A) Continue to operate and maintain such Facilities in the Ordinary Course of Business, consistent with past practices (including pipeline line-fill and operating pressures);

            (B) Continue in effect all present insurance coverage on such Facilities;

            (C) Cooperate with BUYER to effect an orderly transition in the ownership of such Facilities; and

            (D) Use its Reasonable Efforts to preserve, maintain, and protect such Facilities, and to protect and preserve the relationships with existing producers and suppliers associated with such Facilities.

      Furthermore, to the extent SELLER has the Legal Right and such action will not cause a breach by SELLER under the Facilities Constitutive Documents (after using its Reasonable Efforts to obtain any required consent of the other parties thereto with respect to such action), SELLER shall not, and SELLER shall not permit any Affiliate to do any of the following with respect to the Facilities, without the prior consent of BUYER (which consent shall not be unreasonably withheld or delayed):

            (1)   Enter into, terminate, or amend any material agreements;

            (2) Grant or abandon any Easements that are a part of or materially affect such Facilities;

            (3) Sell, assign, mortgage, pledge, or subject to any encumbrance or Security Interest (other than Permitted Liens) any of the SELLER Interests;

            (4) Incur any obligation with respect to any capital expenditure unless the same is fully completed, pre-paid or approved by BUYER prior to Closing; and

            (5)   Commit to do any of the foregoing.

      (D)   FULL ACCESS.

      To the extent SELLER has the Legal Right and upon reasonable telephonic request by BUYER, SELLER will permit representatives of BUYER to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the premises, properties, personnel (including personnel knowledgeable about the financial, environmental, and operating condition of the Facilities), books, records (including Tax records), contracts, and documents of or pertaining to the SELLER Interests. This access shall include: (i) providing BUYER with access to those environmental analyses and reports which are, to the Knowledge of SELLER, in SELLER's possession; and (ii) access to those Assets for the purpose of inspecting the Environmental Condition of the Assets and conducting evaluations related to the Environmental Condition of the Assets, as set forth in Section 5(f), including, without limitation, the right to continuously run four (4) drilling rigs in connection with the Phase II activities; provided, however, SELLER shall have no obligation to provide BUYER with forecasts, budgets or drafts of any of the foregoing. BUYER shall maintain same in confidence in accordance with the terms of the Confidentiality Agreement. To the extent SELLER has the Legal Right and upon reasonable written request by BUYER, SELLER shall also assist BUYER in obtaining access to land owned or controlled by third Persons with respect to BUYER's inspection of the Facilities located thereon and its environmental review for same.

      (E)   NOTICE OF DEVELOPMENTS.

      Each Party will give prompt notice to the other Party of any development causing a breach of any of its own representations and warranties in
      Section 3 and Section 4 above. SELLER will give prompt notice to BUYER of the occurrence of any Material Adverse Effect or Catastrophic Event. No disclosure by any Party shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (F)   ENVIRONMENTAL MATTERS.

            (i) SELLER has made disclosures to BUYER pursuant to Section 3(f), at Section 3(f) of the Disclosure Schedule.

            (ii) Exhibit L, Phase II Agreed Audit Sites, sets forth the list of sites (the "Phase II Audit Sites") upon which the Parties have agreed that BUYER shall be entitled to perform, at its sole cost, risk and expense, Phase II of the Environmental Audit to determine if there exists at the time of such Environmental Audit an Environmental Condition at any of the sites listed on Exhibit L. The Phase II of the Environmental Audit shall be conducted during the period ending forty (40) days after the date of this Agreement; provided, however, that with respect to PCA Junction, Rattlesnake Compressor Station and Northeast Carlsbad Compressor Station, said forty-day period shall be extended by the number of days that lapse from the date of this Agreement until the date that the U.S. Bureau of Land Management grants its archeological consent in connection with the Phase II. In exchange for the permission to conduct the Environmental Audit, BUYER shall fully protect, defend, indemnify and hold each SELLER Indemnified Person harmless from and against any and all Costs and Claims (whenever asserted) the Basis for which relates to, arises out of or is connected with the performance by BUYER or by any Person on BUYER's behalf of any Environmental Audit; and, it is further provided, the foregoing indemnity shall not apply to Costs or Claims incurred by BUYER the Basis for which is an Environmental Condition existing at the time of the Phase II Environmental Audit as discovered in the Environmental Audit.

            (iii) Also within forty (40) days after the date of this Agreement,
                  BUYER shall notify SELLER, in writing (the "Environmental Notice"), of any Environmental Condition that BUYER has discovered in its Phase II Environmental Audit conducted pursuant to Section 5(f)(ii) as to which BUYER takes exception (an "Asserted Environmental Defect"). The Environmental Notice shall include (A) a reasonably complete description of each individual Environmental Condition as to which BUYER takes exception (including supporting documentation) and (B) BUYER's good faith estimate of the third Person costs (excluding Costs associated with Retained Liabilities) to conduct Remediation.

            (iv) Unless SELLER agrees with the matters set forth in the Environmental Notice, within five (5) business days after receipt of the Environmental Notice, SELLER shall deliver to BUYER a written statement (the "Response Notice") that sets forth (A) a reasonably complete description of each Asserted Environmental Defect as to which SELLER takes exception (including supporting documentation and rationale) and (B) SELLER's good faith estimate of the third Person costs (excluding Costs associated with Retained Liabilities) to conduct Remediation.

            (v) If a Response Notice was delivered, BUYER and SELLER shall meet within five (5) business days following BUYER's receipt of the Response Notice in an attempt to mutually agree on an acceptable resolution addressing the Asserted Environmental Defects which remain uncured.

            (vi) BUYER shall be entitled to raise an Asserted Environmental Defect at any Phase II Agreed Audit Site only to the extent that BUYER's good faith estimate of the third Person costs (excluding Costs associated with Retained Liabilities) to conduct the

                  Remediation for such Phase II Agreed Audit Site exceeds $100,000 in the aggregate; provided, however, that said $100,000 deductible shall not apply with respect to the PCA Junction Valve Site and APEX Compressor Station as identified on Exhibit L.

            (vii) With respect to each Asserted Environmental Defect, the
                  Parties will attempt to reach agreement as to whether such an Environmental Condition actually exists, the appropriate method to remediate same and the Allocable Share of the third Person costs (excluding Costs associated with Retained Liabilities) to conduct Remediation. In the event the Parties reach agreement with regard to the matters set forth in the foregoing sentence, subject to the Retained Liabilities, BUYER will assume all liability with respect to the costs of such Asserted Environmental Defect and the Purchase Price shall be reduced by the agreed costs.

            (viii) If the Parties cannot reach agreement with regard to the one or more of the matters set forth in the first sentence of
                  Section 5(f)(vii) within five (5) business days from the date determined by Section 5(f)(v), unless SELLER agrees to remediate the matter in accordance with Section 5(f)(ix) below, then the Closing shall occur and BUYER and SELLER shall render such matters to TRC Companies, Inc. (the "Environmental Arbiter") for determination. The contacts at TRC Companies, Inc. are the following two individuals: Gil Fry @ 21 Technology Drive, Irvine, CA 92618; and, Chris Reel @ 7761 Shaffer Parkway, Ste 100, Littleton, CO 80127. The Parties hereby request that the Environmental Arbiter makes its determination within twenty (20) days. If the Environmental Arbiter determines that an Environmental Condition actually exists, (A) the Environmental Arbiter shall also determine the Allocable Share of the third Person costs (excluding Costs associated with Retained Liabilities) to conduct Remediation,
                  (B) such amount shall be paid by SELLER to BUYER within five
                  (5) days after the Environmental Arbiter makes its determination, and (C) subject to the Retained Liabilities, BUYER will assume all liability with respect to the costs to perform the remediation of such Asserted Environmental Defect. The Parties agree that they and the Environmental Arbiter shall proceed to reach a determination of the matters submitted to the Environmental Arbiter in accordance with Sections 4 through 14, 16 through 18, 21 and 26 of Exhibit J, wherein the word (A) "Arbitrator" is agreed to mean Environmental Arbiter, (B) each Party will be both a Respondent and Claimant, and (C) the word "arbitration" is agreed to mean "determination." The matters determined pursuant to this Section 5(f)(vii) shall not be Arbitrable Disputes for any purpose other than the foregoing referenced sections of Exhibit J, and shall not be subject to the provisions of Section 13. The determination of the Environmental Arbiter shall be in writing and shall be binding upon the Parties. The Parties shall equally share the cost of the Environmental Arbiter.

            (ix) In lieu of the Parties submitting an Asserted Environmental Defect to dispute resolution in accordance with Section 5(f)
                  (viii) above, SELLER shall have the right to elect to conduct the Remediation for such Asserted Environmental Defect at SELLER's sole cost, risk and expense. In the event, and to the extent, that prior to Closing SELLER has agreed to conduct such Remediation, (A) BUYER shall be entitled to participate with SELLER in any discussions, negotiations and proceedings with any Governmental Authorities in connection therewith, (B) SELLER shall reimburse BUYER for actual third Person costs incurred by BUYER outside of its normal operations and to the extent necessary for SELLER to conduct Remediation and for the reasonable cost of supervision and monitoring services requested of BUYER by SELLER, (C) SELLER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE BUYER INDEMNITIES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND COSTS OCCURRING ON OR TO THE ASSETS CAUSED BY THE ACTS OR OMISSIONS OF SELLER, SELLER'S AFFILIATES OR ANY PERSON ACTING ON SELLER'S OR SELLER'S AFFILIATES BEHALF IN CONNECTION WITH ANY REMEDIATION CONDUCTED PURSUANT TO THIS AGREEMENT, and (D) SELLER shall comply fully with all rules, regulations, policies and instructions issued by BUYER or any third Person operator regarding SELLER actions while upon, entering or leaving any property included in the Assets, including any insurance requirements. Notwithstanding the foregoing, BUYER shall not impose rules, regulations or instructions that unreasonably impede or delay SELLER's Remediation and BUYER shall give SELLER access to BUYER's properties for such activities.

      (G)   TITLE MATTERS.

      Prior to Closing and at its sole cost, risk and expense, SELLER shall obtain a new easement, customary in the industry, that covers SELLER'S existing twelve-inch (12") gas pipeline to the extent that it is located in NE/NE, SE/NE, NE/SE, SE/SE Section 36, 16S, 35E and NW/SW Section 30, 16S, 36E, Lea County, NM; such easement shall be added to Exhibit A-2.

      (H)   CAPITAL EXPENDITURES.

      Notwithstanding anything in this Agreement, SELLER (or its Affiliates, as applicable) shall be responsible for and pay any and all capital expenditures (including, without limitation, capital costs relating to any maintenance, repair or replacement of fixtures, equipment or other personal property) with respect to the Facilities that are commenced or contracted for prior to Closing unless the same has been approved by BUYER.

      (I)   EXCLUSIVITY.

      Prior to Closing, SELLER will not, directly or indirectly, participate in any discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person other than BUYER to acquire the SELLER Interests or any part thereof or any economic interest therein.

      (J)   CERTAIN EXISTING CONTRACTS.

      SELLER shall notify BUYER in writing regarding any agreement or contract that will constitute an Existing Contract pursuant to clause (ii) of the definition of Existing Contract.

      (K)   CASUALTY LOSS.

            (i) SELLER shall promptly notify BUYER of any Casualty Loss of which SELLER becomes aware prior to the Closing. If a Casualty Loss occurs that results in destruction of or damage to Facilities in excess of 10% of the Purchase Price, then either SELLER or BUYER shall have the right to extend the Closing Date for up to 45 days for the purpose of repairing or replacing the Facilities destroyed or damaged by the Casualty Loss. If SELLER does not repair or replace the Facilities destroyed or damaged by the Casualty Loss prior to the Closing and the Parties are unable to agree on a reduction to the Purchase Price to compensate BUYER for the Casualty Loss, BUYER may terminate this Agreement upon fifteen (15) days written notice to SELLER.

            (ii) If this Agreement is not terminated by BUYER as provided in subsection (i), BUYER's sole remedy with respect to any Casualty Loss in respect of Facilities which are not repaired or replaced prior to the Closing is to (A) reduce the Purchase Price by an amount estimated by SELLER and agreed to by BUYER to be equal to the repair or replacement cost of the Facilities affected by the Casualty Loss; provided that, if the Parties cannot agree, then the Closing shall occur and either Party may submit the determination of the costs of the Casualty Loss for resolution pursuant to the arbitration provisions of this Agreement, in which case any insurance, condemnation or taking proceeds with respect to such Casualty Loss shall be the sole property of SELLER, or (B) accept the Facilities with no adjustment to the Purchase Price, but with BUYER being entitled to receive as BUYER's sole property all insurance, condemnation or taking proceeds, on account of such Casualty Loss.

6.    CONDITIONS TO OBLIGATION TO CLOSE.

      (A)   CONDITIONS TO OBLIGATION OF BUYER.

      The obligation of BUYER to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) SELLER shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) SELLER shall have delivered to BUYER a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(ii) is satisfied in all respects;

            (iv) no action, suit, or proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent, restrain, prohibit or invalidate or seek damages in connection with the consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and SELLER and BUYER shall have received all other material authorizations, consents, and approvals of Governmental Authorities referred to in Section 3(c), except for Customary Post-Closing Consents, and Section 4(c) above;

            (vi) all Persons holding preferential purchase rights, rights of first refusal, or similar rights referred to in Section 3(h) of the Disclosure Schedule with respect to any material part of the SELLER Interests shall have waived such rights in writing;

            (vii) Since the date of this Agreement, no Catastrophic Event shall have occurred;

            (viii) if SELLER shall have given any notice pursuant to Section 9(a)(iv) below, either (A) BUYER shall have given its notice therein referred to or (B) the 15 day period therein referred to shall have ended (it being understood that, if this clause (B) is applicable, this Agreement shall terminate and no Closing hereunder shall occur); and

            (x) SELLER (or its Affiliates, as applicable) shall have taken all actions required under Section 2(d) above.

            (xi) All of the Required Consents shall have been obtained; provided, however, excluded from the foregoing are those consents, approvals or authorizations which are set forth on Exhibit H.

            (xii) There shall have been no event or occurrence that has had or could reasonably be expected to result in a negative impact to Facilities in excess of 10% of the Purchase Price.

      BUYER may, in its sole discretion, waive any condition specified in this
      Section 6(a) if it executes a writing so stating at or prior to the Closing.

      (B)   CONDITIONS TO OBLIGATION OF SELLER.

      The obligation of SELLER to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) BUYER shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) BUYER shall have delivered to SELLER a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(ii) is satisfied in all respects;

            (iv) All of the material third Person consents specified in Section 5(b) above shall have been procured;

            (v) no action, suit, or proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent, restrain, prohibit or invalidate or seek damages in connection with the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and SELLER and BUYER shall have received all other material authorizations, consents and approvals of Governmental Authorities referred to in Section 3(c) and Section 4(c) above;

            (vii) all Persons holding preferential purchase rights, rights of first refusal, or similar rights referred to in Section 3(h) of the Disclosure Schedule with respect to any part of the SELLER Interests shall have waived such rights in writing;

            (viii) if SELLER shall have given any notice pursuant to Section 9(b)(iv) below, either (A) BUYER shall have given its notice therein referred to or (B) the 15 day period therein referred to shall have ended (it being understood that, if this sub-clause (B) is applicable, this Agreement shall terminate and no Closing hereunder shall occur);

            (ix) Since the date of this Agreement, no Catastrophic Event shall have occurred; and

            (x) BUYER (or its Affiliates, as applicable) shall have taken all actions required under Section 2(d) above.

      SELLER may, in its sole discretion, waive any condition specified in this
      Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.    CERTAIN POST-CLOSING OBLIGATIONS.

Provided that the Closing occurs, the following shall be applicable:

      (A)   POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE.

            (i) After Closing, the Purchase Price shall be increased without duplication by the following amounts:

                  (A) the amount of all accounts or trade payables and all direct operating expenses (other than Taxes) in connection with the Assets related to time periods after the Adjustment Time that are incurred and paid by SELLER or any Affiliate;

                  (B) all capital expenditures approved by BUYER which are paid by SELLER on or after the execution date of this Agreement;

                  (C) one half of the amount incurred by Seller, if any, in excess of $50.00/rod to resolve those Required Consents as provided in Section 5(b)(i)(A); and

                  (D) any further amounts mutually agreed upon in writing by the Parties.

            (ii) After Closing, the Purchase Price shall be decreased without duplication by the following amounts:

                  (A) the amount of all income, revenues and proceeds in connection with the Assets related to time periods after the Adjustment Time that are collected by SELLER or any Affiliate;

                  (B) the amount of all accounts or trade payables and all direct operating expenses (other than Taxes) in connection with the Assets related to time periods prior to the Adjustment Time that are paid by BUYER or any Affiliate;

                  (C) all proceeds received by SELLER in respect of any Assets sold, leased or otherwise disposed of by SELLER on or after the Adjustment Time;

                  (D) any further amounts mutually agreed upon in writing by the Parties;

                  (E) the Allocable Share of all unpaid ad valorem or similar Taxes on the Facilities for the year 2004, prorated to the Adjustment Time, based on the amount of such Taxes paid with respect to the year 2003 (with BUYER then to cause all such Taxes for the year 2004 to be duly paid), in accordance with Section 7(e);

                  (F) any amounts agreed to by the Parties with respect to Asserted Environmental Defects, and Casualty Losses, in accordance with Sections 5(f) and (k);

                  (G) any obligations with respect to Suspense Account Funds in accordance with Section 7(b); and

                  (H) the estimated or agreed upon amount of future costs for any capital expenditures that are commenced prior to Closing, which were not approved by BUYER.

            (iii) As soon as practicable, but not later than 60 days, after the Closing Date, SELLER shall prepare and deliver to BUYER a statement (the "Settlement Statement") setting forth in reasonable detail its calculation of each adjustment to the Purchase Price contemplated by Section 7(a)(i) and Section 7(a)(ii) along with any other amounts that are payable or are to be prorated hereunder as of the Adjustment Time. As may be reasonably requested by SELLER, BUYER shall promptly furnish all information that it or its Affiliates may have and that is useful to SELLER in the calculation or verification of the Settlement Statement. On or before the 30th day after receipt of the Settlement Statement, BUYER shall deliver to the SELLER a written report containing any changes that BUYER proposes to be made to the Settlement Statement. If SELLER does not deliver the Settlement Statement when required, BUYER may prepare and deliver it to SELLER, and in such case, SELLER shall have BUYER's objection rights under this Section .

            (iv) The Settlement Statement shall become final and binding on SELLER and BUYER on the 31st day following the date the Settlement Statement is received by BUYER, unless prior to such date BUYER proposes any changes to the accounting set forth in the Settlement Statement (a "Settlement Notice").

            (v) Any Settlement Notice shall set forth BUYER's proposed changes to the Settlement Statement, including an explanation in reasonable detail of the basis on which BUYER proposes such changes. If BUYER has timely delivered a Settlement Notice, BUYER and SELLER shall use good faith efforts to reach agreement on the disputed items. If the disputed items have not been resolved by BUYER and SELLER by the 30th day following SELLER `s receipt of a Settlement Notice, any remaining disputed items shall be submitted to Ernst & Young (the "Independent Accountants") for resolution within five (5) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by SELLER and fifty percent (50%) by BUYER. The Independent Accountants' determination of the disputed items shall be final and binding upon BUYER and SELLER and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal.

            (vi) The date, upon which the Settlement Statement is agreed upon or is otherwise established hereunder, is hereinafter referred to as the "Settlement Date". Any payment shall be made within three (3) business days of the Settlement Date. Nothing contained in this Section 7(a) shall relieve any Party from any obligation to make any other payments required by this Agreement.

      (B)   SUSPENSE ACCOUNT FUNDS.

            (i) Certain funds attributable to the Facilities are held in suspense that would otherwise be payable to operators or interest owners in wells connected to the Facilities or other owners delivering natural gas or natural gas liquids to the Facilities pending resolution of title disputes or execution of division orders or probate proceedings or similar reasons (the "Suspense Account Funds"). The amount payable by BUYER to SELLER as referenced in Section 7(a)(ii)(G) shall be reduced by the amount of Suspense Account Funds existing on the Closing Date and thereafter BUYER shall be responsible for the disbursement of the Suspense Account Funds.

            (ii) To SELLER's Knowledge, Section 7(b) of the Disclosure Schedule sets out the actual liability in respect of the Suspense Account Funds as of the date set forth in such Section 7(b) of the Disclosure Schedule. SELLER shall make a good faith estimate of its liability in respect of the Suspense Account Funds as of the date five (5) days prior to the Closing Date, and shall update Section 7(b) of the Disclosure Schedule to reflect such estimate. BUYER and SELLER agree to cooperate and to make available to each other all information necessary to calculate and to confirm and verify the actual amount of the liability with respect to the Suspense Account Funds.

      (C)   IMBALANCES.

      The Imbalance Receivable shall be for the sole benefit of SELLER, and the Imbalance Payable shall be the sole obligation of SELLER.

      (D)   COOPERATION.

            (i) The Parties shall cooperate with each other in all reasonable ways to effectuate the transition in ownership contemplated by this Agreement as efficiently, appropriately, and punctually as reasonably possible, including cooperating with obtaining required third Person consents and concerning the receipt of revenues and the payment of expenses. Without limiting the foregoing, the Parties agree (i) that if SELLER receives any revenues relating to the Facilities that are attributable to the period on and after the Adjustment Time, or if BUYER receives any revenues relating to the Facilities that are attributable to the period prior to the Adjustment Time, then such Party will pay such amount over to the other Party within 30 days of its receipt of such revenues, and (ii) that if a Party is notified (including receiving all reasonable details) of expenses incurred by the other Party for which such notified Party is responsible in accordance with this Agreement, the responsible Party shall pay such amount over to the other Party as promptly as reasonably possible and in any event within 30 days after receipt.

            (ii) Notwithstanding Section 7(d)(i), above, and with regard to Serial Nos. 23549, 22328, 22300, 22308, 22309, 22310, 22311, and 22303 as
      shown on Exhibit A-2, under the heading Partial Assignments, SELLER shall use Reasonable Efforts to cause the State of New Mexico to change its records to reflect that SELLER is the record holder of those aforementioned easement.

            (iii) While SELLER intends to convey the Assets at the Closing, in the event it is determined after the Closing that: (A) any part of the Assets were not in fact conveyed to BUYER, and that the title to any part of the Assets is incorrectly in the name of SELLER, or (B) any asset not an Asset is conveyed to BUYER and that the title to such asset is incorrectly in the name of BUYER then each Party shall take all such action necessary to correctly convey such Assets to BUYER, or such assets to SELLER.

            (iv) Solely for the purpose of complying with SELLER's obligations under Section 5(f)(ix), BUYER shall give SELLER and its designees access to the Assets in order that SELLER may conduct Remediation in accordance with Section 5(f)(ix).

      (E)   TAXES.

      Ad valorem and similar Taxes for the Facilities for the year 2004 shall be prorated between SELLER and BUYER as of the Adjustment Time, based on the amount of such Taxes paid with respect to the year 2003 (with no subsequent adjustment if the actual amount of such Taxes is different). SELLER shall be charged for such Taxes prior to such date pursuant to the adjustment provisions of Section 7(a). Notwithstanding anything in this Agreement to the contrary, no further adjustment shall be made for such general property Tax for the year 2004, BUYER hereby agreeing to assume the payment of all such 2004 general property Tax effective upon the Closing. SELLER shall pay general property Tax relating to the SELLER Interests for 2003 and prior years.

      (F)   ACCESS TO CONTRACTS.

      For seven years after the Closing Date, BUYER shall provide SELLER access (upon reasonable notice and at all reasonable times, and in a manner so as not to interfere with the normal business operations of BUYER) to and the right, at SELLER's sole cost, and expense, to copy all books, records, agreements and other documents relating to the SELLER Interests that were provided by SELLER to BUYER in connection with this Agreement and the transactions contemplated herein and that relate to the time period prior to the Closing Date.

      (G)   CUSTOMARY POST-CLOSING CONSENTS.

      SELLER shall use Reasonable Efforts after Closing to assist BUYER in obtaining Customary Post-Closing Consents; provided, however, the use of the phrase "Reasonable Efforts" in this sentence shall not require SELLER to take actions where it or any of the SELLER Group would incur any out-of-pocket cost or expense in connection therewith.

      (H)   MISCELLANEOUS EXPENSES.

      BUYER will be responsible for the cost of any recording or filing expenses incurred in connection with this Agreement and the transactions contemplated herein and the recording of the Assignments. Within 90 days after Closing, BUYER shall have (at no cost to SELLER) removed and/or replaced all SELLER's and SELLER'S Affiliates names and logos from all signs that constituted part of the SELLER Interests (including signs displaying a SELLER emergency contact telephone number). As promptly as practical after the Closing, BUYER shall post BUYER emergency contact telephone numbers in place of any SELLER emergency contact telephone number on such signs.

      (I)   BUYER OBLIGATIONS FOR POST-CLOSING CONTRACTS MATTERS.

      BUYER shall use its Reasonable Efforts to assure that any audit provision time period limitations contained in any contracts assigned under this Agreement are strictly enforced. In the event BUYER fails to use its Reasonable Efforts to enforce such provisions then BUYER shall, notwithstanding any other provision of the Agreement, fully protect, indemnify, and hold each SELLER Indemnified Person harmless from and against any and all Costs and Claims relating to, arising out of, or connected with BUYER's failure to enforce such audit provision time period limitations. The use of the phrase "Reasonable Efforts" in this paragraph shall not require BUYER to take actions where it or any of its Affiliates would incur any out-of-pocket cost or expense in connection therewith (unless SELLER agrees to reimburse BUYER for such costs and expenses).

      (J) GRAMA RIDGE #1 SEGREGATION. With respect to the Grama Ridge #1 Facility identified on Exhibit M ("Grama Ridge"):

            (i) Grama Ridge shall be separated into two facilities as depicted on Exhibit M. SELLER shall retain the portion of the facility used in connection with the injection, storage and withdrawal of natural gas. The remainder of the facility, as depicted on Exhibit M, shall be included within the Facilities.

            (ii) SELLER's current Emergency Shut Down (ESD) System covers a single system common to all of Grama Ridge. The Parties will determine before closing via Hazop study how best to either separate or to share use of the common system in the future.

            (iii) SELLER's current electric power supply is common to all of
                  Grama Ridge. At its sole, cost, risk and expense, SELLER shall segregate the electric supply system as necessary to complete separation of the facility. SELLER and BUYER shall mutually arrange for separate billings from electricity supplier for their respective supplies.

            (iv) At its sole, cost, risk and expense, SELLER shall (or shall cause) pipe to be cut and re-laid as necessary to complete separation of the facility.

            (v) Condensate storage for hydrocarbon scrubber liquids from various locations that SELLER is retaining and those conveyed to BUYER hereunder is common to all of Grama Ridge. At BUYER's option and at its sole cost, risk and expense, BUYER may install a storage tank in the future as necessary to collect natural gas liquids that are owned by BUYER. Unless and until BUYER installs such storage tank, SELLER shall be entitled to all natural gas liquids collected without obligation to BUYER.

            (vi) At its sole, cost, risk and expense, BUYER shall (or shall cause) a single methanol and waste lube oil tank to be installed at the location identified on Exhibit M. Capacity, design and specification of this tank shall be subject to BUYER's prior written approval.

            (vii) BUYER shall design, purchase or relocate (or shall cause to be relocated) custody transfer meters as needed at mutually acceptable locations to assure measurement of FERC 311 volumes delivered to SELLER for injection and underground storage and for underground storage withdrawals (downstream of dehydration) for redeliveries to BUYER into the FERC 311 line. BUYER shall deliver the meters to SELLER and SELLER shall install the meters at the agreed upon locations. SELLER shall promptly reimburse BUYER 50% of the actual costs of said design, purchase and/or relocation upon receipt of BUYER's invoices. BUYER will be solely responsible for the operation, maintenance and calibration of the meters.

            (viii) SELLER shall request the State of New Mexico to convert that certain surface use right SELLER has on the date of this Agreement with the State of New Mexico for the use of surface rights at Grama Ridge into a document (termed by the State of New Mexico as a Business Lease). If the State of New Mexico does not issue a Business Lease to SELLER, the Parties will implement another reasonable alternative to accomplish a similar result.

            (ix) From and after the Closing, each Party shall have access to Grama Ridge in accordance with the Grama Ridge Access Agreement. Further, and with regard to the Parties' facilities shown on Exhibit M, SELLER shall partially assign the Business Lease to BUYER thereby allocating an undivided right to the use of approximately thirty percent (30%) of the surface at the Grama Ridge site to BUYER.

            (x) BUYER shall install and/or extend an access road on the south side of Grama Ridge to allow access to the facilities acquired by BUYER. The Parties shall cooperate in order that BUYER shall have access, as necessary, to complete installation of this road. The future extension to the road and BUYER's access through the existing fence surrounding the site are generally shown on Exhibit M, on the south side of the Grama Ridge property.

8.    PURCHASE PRICE ADJUSTMENTS.

The Purchase Price payable at Closing shall be adjusted after Closing in accordance with Section 7(a).

9.    TERMINATION.

      (A)   TERMINATION OF AGREEMENT.

      The Parties may terminate this Agreement as provided below:

            (i) BUYER and SELLER may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) BUYER may terminate this Agreement by giving notice to SELLER at any time prior to the Closing (A) in the event SELLER has breached any representation, warranty, or covenant contained in this Agreement in any material respect, BUYER has notified SELLER in writing of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach; or (B) if the Closing shall not have occurred on or before June 1, 2004 by reason of the failure of any condition precedent under Section 6(a) above (unless the failure results primarily from BUYER breaching any representation, warranty, or covenant contained in this Agreement);

            (iii) SELLER may terminate this Agreement by giving notice to BUYER at any time prior to the Closing (A) in the event BUYER has breached any representation, warranty, or covenant contained in this Agreement in any material respect, SELLER has notified BUYER in writing of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 1, 2004 by reason of the failure of any condition precedent under Section 6(b) above (unless the failure results primarily from SELLER breaching any representation, warranty, or covenant contained in this Agreement);

            (iv) If the Termination Amount exceeds, or could reasonably be expected to exceed, five percent (5%) of the Purchase Price, SELLER may terminate this Agreement by giving 15 days' prior notice to BUYER (which notice shall set forth in reasonable detail SELLER's calculation of each element of the Termination Amount and the Basis for SELLER's evaluation and calculation thereof), provided that BUYER shall have the right within such 15 days to notify SELLER in writing that BUYER is irrevocably obligating itself to be responsible for the claims and other obligations underlying such amounts and waiving its rights against SELLER (in the manner provided in the next sentence) to the extent the Termination Amount exceeds five percent (5%) of the Purchase Price. Such notice from BUYER shall be in a form reasonably acceptable to SELLER and shall specify the extent to which BUYER shall waive its rights to damages from SELLER (theretofore included in the Termination Amount) resulting from breaches by SELLER of its representations, warranties, and covenants in this Agreement, to not more than five percent (5%) of the Purchase Price. If BUYER provides such notice within such 15-day period, said notice from SELLER shall be of no further force and effect, and this Agreement shall not be terminated pursuant to this Section 9(a)(iv), and the obligations and waivers contained in such notice from BUYER shall be applicable and effective;

            (v) Notwithstanding that Asserted Environmental Defects would be cured or remediated by SELLER pursuant to this Agreement, if the value of the Asserted Environmental Defects and Casualty Losses exceed ten percent (10%) of the Purchase Price, then BUYER or SELLER shall have the right to terminate this Agreement upon notice to SELLER; and

            (vi)  In the event of a Casualty Loss in accordance with Section
      5(k).

      (B)   EFFECT OF TERMINATION.

      If either Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder (except under provisions of this Agreement that by their nature would continue after such termination) shall terminate without any Liability of either Party to the other Party (except for a Liability of a Party then in breach).

10.   ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES.

Effective upon the Closing and subject to Section 11 below, the following shall be applicable:

      (A)   SELLER EXISTING CONTRACT INDEMNITY OBLIGATION.

      SELLER releases each BUYER Indemnified Person from and shall fully protect, defend, indemnify, and hold each BUYER Indemnified Person harmless from and against the Allocable Share of any and all Claims (whenever asserted prior to the expiration of the notice periods set forth in the proviso to this subsection (a)) the Basis for which is attributable to the period prior to the Closing Date, relating to, arising out of, or connected with, any Existing Contract; provided that SELLER will have no obligation to protect, defend, indemnify, and hold any BUYER Indemnified Person harmless from and against any such Cost or Claim for which BUYER has not provided SELLER with notice of the Claim in accordance with this Agreement within two (2) years after the Closing Date.

      (B)   SELLER COVENANT INDEMNITY OBLIGATION.

      SELLER releases each BUYER Indemnified Person from and shall fully protect, defend, indemnify, and hold each BUYER Indemnified Person harmless from and against any and all Costs and Claims relating to, arising out of, or connected with (i) the Retained Liabilities and (ii) any breach or violation by SELLER of its covenants or agreements under this Agreement.

      (C)   SELLER REPRESENTATION AND WARRANTY INDEMNITY OBLIGATION.

      SELLER releases each BUYER Indemnified Person from and shall fully protect, defend, indemnify, and hold each BUYER Indemnified Person harmless from and against any and all Costs and Claims (whenever asserted prior to the expiration of the notice period set forth in the proviso to this subsection (c)) relating to, arising out of, or connected with, any breach or violation by SELLER of its representations and warranties contained in this Agreement; provided that SELLER will have no obligation to protect, defend, indemnify and hold any BUYER Indemnified Person harmless from and against any such Cost or Claim for which BUYER has not provided SELLER with notice of the Cost or Claim in accordance with this Agreement within two (2) years after the Closing Date. For purposes of this Section 10(c), in determining whether there has occurred a breach of a representation or warranty of SELLER contained in or made pursuant to this Agreement, as well as the amount of any Liability resulting therefrom, to the extent that (a) any Cost or Claim is less than the threshold set forth in Section 11(b), it shall be deemed that no breach has occurred with respect to the representation or warranty out of which such Cost or Claim arose and (b) the provisions of Section 3 are qualified by materiality or a Material Adverse Effect, such provisions shall be read and interpreted as if such qualification was not included therein.

      (D)   BUYER COVENANT INDEMNITY OBLIGATION.

      BUYER shall fully protect, defend, indemnify, and hold each SELLER Indemnified Person harmless from and against any and all Costs and Claims relating to, arising out of, or connected with, any breach or violation by BUYER of its covenants or agreements under this Agreement.

      (E)   BUYER REPRESENTATION AND WARRANTY INDEMNITY OBLIGATION.

      BUYER shall fully protect, defend, indemnify, and hold each SELLER Indemnified Person harmless from and against any and all Costs and Claims (whenever asserted prior to the expiration of the notice periods set forth in the provisos to this subsection (e)) relating to, arising out of, or connected with, any breach or violation by BUYER of its representations and warranties contained in this Agreement; provided that BUYER will have no obligation to protect, defend, indemnify and hold any SELLER Indemnified Person harmless from and against any such Cost or Claim for which SELLER has not provided BUYER with notice of the Cost or Claim in accordance with this Agreement within two (2) years after the Closing Date. For purposes of this Section 10(e), in determining whether there has occurred a breach of a representation or warranty of SELLER contained in or made pursuant to this Agreement, as well as the amount of any Liability resulting therefrom, to the extent that (a) any Cost or Claim is less than the threshold set forth in Section 11(c), it shall be deemed that no breach has occurred with respect to the representation or warranty out of which such Cost or Claim arose and (b) the provisions of Section 4 are qualified by materiality or a Material Adverse Effect, such provisions shall be read and interpreted as if such qualification was not included therein.

      (F)   BUYER GENERAL INDEMNITY OBLIGATION.

      Subject to the proviso at the end of this sentence, BUYER releases each SELLER Indemnified Person from and shall fully protect, defend, indemnify, and hold each SELLER Indemnified Person harmless from and against any and all Costs and Claims (whenever asserted) the Basis for which is attributable to any period of time whether prior to or after the Closing Date, relating to, arising out of, or connected with, the ownership or operation of the Assets or any part thereof or interest therein, provided, however, this release and indemnity shall not apply to or be effective up to the limits of SELLER's indemnifications of BUYER Indemnified Persons (other than with respect to any deductible amount applicable to such indemnity) as specifically set forth at Sections 10(a) and (c), above, unless and until, pursuant to the express terms of this Agreement, such indemnity has expired and is no longer in effect.

      (G)   NOTICE OF ASSERTED CLAIMS.

      If a Cost or Claim (either, an "Asserted Claim") is asserted against a Party for which the other Party may have an obligation of indemnity and defense under this Agreement, it is a condition precedent to such other Party's obligations of indemnity and defense under this Agreement that the Party seeking indemnification (the "Indemnified Party") give the party from which the Indemnified Party seeks indemnification (the "Indemnifying Party") reasonably prompt notice of the Asserted Claim setting forth the particulars associated with the Asserted Claim (including a copy of the Asserted Claim, if any) as then known by the Indemnified Party (the "Claim Notice").

      (H)   DEFENSE AND PAYMENT OF ASSERTED CLAIMS.

      Within 30 days after the Indemnifying Party receives a Claim Notice, the Indemnifying Party shall notify in writing the Indemnified Party whether or not the Indemnifying Party will assume responsibility for the Asserted Claim referenced in the Claim Notice. With respect to a Claim that is an Asserted Claim, if the Indemnifying Party refuses or otherwise fails to assume responsibility for the defense and payment of such Asserted Claim, the Indemnified Party may defend against, or enter into any settlement with respect to, such Asserted Claim as it deems appropriate without relieving the Indemnifying Party of any of the indemnification obligations with respect to such Asserted Claim. Failure of the Indemnifying Party to respond in writing to the Claim Notice within such 30-day period will be deemed a failure by the Indemnifying Party to assume responsibility for the defense and payment of the Asserted Claim. If the Indemnifying Party assumes responsibility for the defense and payment of a Claim that is an Asserted Claim, then (a) the Indemnifying Party shall defend the Indemnified Party against the Asserted Claim with counsel of the Indemnifying Party's choice reasonably acceptable to the Indemnified Party, provided that the Indemnified Party shall cooperate with the Indemnifying Party in all reasonable respects in such defense, (b) the Indemnifying Party shall pay any judgment entered or settlement with respect to such Asserted Claim, (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Asserted Claim that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect to the Asserted Claim, and (d) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Asserted Claim without the Indemnifying Party's prior consent, not to be unreasonably withheld or delayed. In all instances, the Indemnified Party may employ separate counsel and participate in the defense of an Asserted Claim; provided, however, the fees and expenses of counsel employed by the Indemnified Party will be borne solely by the Indemnified Party.

11.   CLAIM LIMITATIONS.

      (A)   EXPRESS NEGLIGENCE.

      The Parties indemnity and defense obligations herein shall apply regardless of cause or any negligent acts or omissions of any Indemnified Party in connection with the Basis for any Cost or Claim (including the sole negligence, concurrent negligence, or strict liability of such Indemnified Party).

      (B)   SELLER THRESHOLDS AND DEDUCTIBLES.

      SELLER shall have no obligation to protect, defend, indemnify, or hold harmless any BUYER Indemnified Person from or against any claim under Sections 10(a) or (c) above if the individual claim or series of related claims which arise out of substantially the same facts and circumstances involves an amount of less than $150,000; provided, that, the foregoing threshold and deductible shall not apply to Costs and Claims (i) with respect to obligations to make payments that are incurred during the period from and after December 1, 2003 until the Adjustment Time, based upon the failure to make payments when due and in a manner consistent with SELLER's practices during the two year period prior to the date hereof or (ii) based upon the failure to correctly calculate and pay amounts due under Contracts consistent with SELLER's practices during the two (2) year period prior to the date hereof, but only to the extent that SELLER received the economic benefit of an underpayment.

      (C)   BUYER THRESHOLDS AND DEDUCTIBLES.

      BUYER shall have no obligation to protect, defend, indemnify, or hold harmless any SELLER Indemnified Person from or against any Costs and/or Claims asserted on or after the Closing Date involving an amount of less than $150,000 under Sections 10(e) or (f) above.

      (D)   EXCLUSIVE REMEDY.

      Notwithstanding anything to the contrary in this Agreement, the indemnification provisions in Section 10, as modified by Section 11, shall be the exclusive remedy of BUYER and SELLER with respect to this Agreement and the transactions contemplated herein and SELLER and BUYER waive their rights to make any other claims, including those that may be available under any applicable securities laws. In furtherance of the foregoing, all other remedies available at law (including independent common-law or statutory rights or remedies a Party may have) or in equity, in tort, contract, or otherwise (now and in the future) are hereby waived, released and discharged by the Parties.

      (E)   NO WARRANTY AND DISCLAIMER.

      BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUT IN NO WAY IN CONTRAVENTION OF SECTION 10, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT AND FIXTURES CONSTITUTING ANY PART OF THE SELLER INTERESTS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (v) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF ANY LATENT OR PATENT DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT

      AND FIXTURES INCLUDED WITHIN THE SELLER INTERESTS ARE HEREBY CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

      (F)   SELLER INDEMNITY LIMITATION.

      Notwithstanding anything to the contrary herein expressed or implied:

            (i) the maximum aggregate liability of SELLER to BUYER under Sections 10(a) and (c) of this Agreement shall not exceed twenty percent (20%) of the Purchase Price; and

            (ii) SELLER's obligation to indemnify BUYER with respect to any site listed in Section 1(c) of the Disclosure Schedule shall terminate with respect to such of the sites at such time, if any, that BUYER, its successors, assigns or any lessee, assignee, purchaser or other Person present on such site at BUYER's request or knowledge conducts a Phase II environmental site assessment at such site; provided, however, that the foregoing termination and waiver shall not apply if such Phase II is (A) ordered by a Governmental Authority and was not the result of a request by, or otherwise encouraged by BUYER or its Affiliates, assignees or designees (excluding from any of the foregoing notifications, if any, those required by law to be made to a Governmental Authority), or (B) conducted by or at the request of a record title owner of an interest in the real estate at the site and was not the result of a request by, or otherwise encouraged by BUYER or its Affiliates, assignees or designees (excluding from any of the foregoing notifications, if any, those required by law to be made to a Governmental Authority or those required by an existing contract or law to be made to the record title owner of an interest in the real estate).

      (G)   BUYER REVIEW.

      BUYER acknowledges that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Assets contemplated by this Agreement, and is an "accredited investor," as defined by the Securities Act of 1933, as amended, and the rules promulgated thereunder, and is able to bear the economic risk of such investment for an indefinite period of time. BUYER acknowledges that it has had the opportunity to conduct due diligence, and will be permitted to conduct additional due diligence in accordance with
      Section 5, with respect to the SELLER Interests.

12.   EMPLOYEE MATTERS.

      (A)   TRANSFER OF COVERED EMPLOYEES.

      SELLER has provided BUYER with a complete list of the Covered Employees (determined as of the date of the list), which list shall include each such Covered Employee's name, job title, and work location. BUYER and SELLER shall schedule a joint meeting at a mutually agreeable time and place at least 30 days prior to the Closing Date between representatives of BUYER and the Covered Employees (determined as of the date of such meeting). SELLER shall make appropriate arrangements so that all Covered Employees are available for employment with the BUYER Group on the Closing Date. BUYER Group shall be under no obligation to offer employment to any Covered Employee. Nothing herein is intended to create any Claims or any rights on the part of any employee of SELLER, and no such employee shall be entitled to assert any Claims or rights hereunder. BUYER shall provide to SELLER at least five (5) work days prior to the Closing Date a list of the Covered Employees to whom BUYER Group will offer employment commencing as of the Closing Date. BUYER shall provide to SELLER on the Closing Date lists of Covered Employees who: (i) accepted BUYER's offer of employment;
      (ii) were offered and did not accept BUYER'S offer of employment, which shall include base salary; and (iii) were not offered employment. BUYER shall provide SELLER no more than three (3) days after the Closing Date a list of the Covered Employees who commenced employment with BUYER. Those Covered Employees who accept offers of employment with BUYER Group shall be referred to herein as "Transferred Employees."

      (B)   SELLER PLANS.

      SELLER shall remain solely responsible for all Liabilities with respect to the SELLER Plans, and BUYER Group shall not assume any SELLER Plan and shall have no obligations and shall assume no Liabilities with respect to the SELLER Plans. Without limiting the scope of the preceding sentence, SELLER shall retain all responsibility and Liabilities for all severance, benefits, compensation, and employment obligations for the Covered Employees (regardless of whether they become Transferred Employees) for the period prior to the Closing and associated with the termination of any Covered Employee's employment from SELLER Group, including any Claims relating to continuation of health coverage required pursuant to section 4980B of the Code or part 6 of subtitle B of Title I of ERISA attributable to "qualifying events" and claims incurred by SELLER's employees or their covered dependents.

      (C)   NEW ARRANGEMENTS FOR TRANSFERRED EMPLOYEES.

      Effective as of the Closing Date, each of the Transferred Employees and his or her dependents shall be eligible for coverage under employee benefit plans, programs, practices, or arrangements as determined and provided in the sole discretion of BUYER Group (the "New Arrangements").

            (i) BUYER acknowledges and agrees that, except as otherwise specifically provided in this Agreement, each of the Transferred Employees will be provided with employee pension or retirement benefit plans, employee welfare benefit plans, and other benefit and compensation plans, programs, policies, and practices that are offered by BUYER to its newly hired employees with similar backgrounds and experience. SELLER acknowledges that the employee benefit plans provided by BUYER may provide different benefits than are available under SELLER's employee benefit plans.

            (ii) If the New Arrangements include a qualified defined benefit pension plan, each of the Transferred Employees shall be credited with service under such plan, for eligibility to become a participant and vesting purposes but not for any other purpose for which service is used under such plan, with the service credited to the Transferred Employee under the terms of the SELLER qualified defined benefit pension plan for such purposes as of the day immediately preceding the Closing Date.

            (iii) If the New Arrangements include a qualified defined contribution plan, each of the Transferred Employees considered shall be credited with service under such plan, for eligibility to become a participant and vesting purposes but not for any other purpose for which service is used under such plan, with the service credited to the Transferred Employee under the terms of the SELLER qualified defined contribution plan as of the day immediately preceding the Closing Date.

            (iv) If the New Arrangements include a vacation pay plan or policy, each of the Transferred Employees shall be credited with service under such plan, for the purpose of determining eligibility to participate and to determine the amount of vacation they are entitled to receive annually beginning in 2005 but not for any other purpose for which service is used under such plan, with the service credited to the Transferred Employee under the terms of the SELLER vacation plan for such purposes as of the date immediately preceding the Closing Date; provided, however, that the New Arrangements shall not be required to take into account any unused vacation balances under the SELLER vacation plan. SELLER shall be responsible for all unused vacation balances and there shall be no such unused vacation balances transferred to BUYER. Transferred Employees will be granted up to 80 hours of vacation eligibility during 2004 by the BUYER to be taken no earlier than 30 days after Closing. Up to 40 hours of the 80 hours of vacation granted in 2004 may be carried over into 2005, pursuant to the terms of the BUYER's vacation policy.

            (v) If the New Arrangements include a service anniversary award program or policy, each of the Transferred Employees shall be credited with service under such plan, for eligibility to become a participant and for determining the level of their awards but not for any other purpose for which service is used under such plan, with the service credited to the Transferred Employee under the terms of the SELLER service award program for such purposes as of the day immediately preceding the Closing Date.

            (vi) If the New Arrangements include a severance benefits plan, program or policy, each of the Transferred Employees shall be credited with service under such plan, for eligibility to become a participant and for determining the amount of their benefits but not for any other purpose for which service is used under such plan, with the service credited to the Transferred Employee under the terms of the

      SELLER severance benefit plan for such purposes as of the day immediately preceding the Closing Day.

            (vii) SELLER shall promptly provide BUYER with all necessary information to enable BUYER Group to provide service credit to each of the Transferred Employees in accordance with the provisions of this Section 12(c) and Section 12(d).

      (D)   WELFARE BENEFITS.

      The BUYER Group shall waive or cause the plans sponsored or maintained by the BUYER Group to waive the application of all "prior existing conditions" provisions of all plans that apply to the Transferred Employees or their dependants only to the extent that those "prior existing conditions" were covered under both the SELLER Plans and the New Arrangements. In addition, BUYER Group shall apply towards any deductible requirements and out-of-pocket maximum limits under BUYER Group's medical and dental Welfare Benefits (as hereinafter defined) under the New Arrangements that are applicable for the plan year in which the Closing Date occurs, any amounts paid by any of the Transferred Employees toward such requirements and limits under any similar SELLER Group medical Welfare Benefits plans in which he or she participated during such plan year. SELLER shall cause the required information about deductibles and maximum out-of-pocket expenses incurred for the current calendar year and prior to Closing to be determined as reflected in the records of its third party claims administrators as of the end of the calendar month next following 30 days after Closing. With respect to the immediately preceding sentence, in accordance with the privacy provisions of the Health Insurance Portability and Accountability Act pursuant to 45 C.F.R. part 160 and part 164, subparts A and E, SELLER shall instruct the third party administrators on behalf of the respective plans to transfer the information about deductible and maximum out-of-pocket expenses incurred for the current calendar year and prior to the Closing on each Transferred Employee and his or her covered dependents as reflected in the records of SELLER's third party administrators as of the end of the calendar month next following 30 days after Closing to the third party administrators of the BUYER Group's corresponding plans within fifteen (15) business days after the end of such calendar month. Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, vision care, life insurance and/or short-term disability benefits ("Welfare Benefits") (other than long-term disability benefits, which are addressed below) that are incurred before the Closing Date shall be the sole responsibility of SELLER and the SELLER Plans. Claims of Transferred Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than long-term disability benefits, which are addressed below) that are incurred on or after the Closing Date shall be the sole responsibility of BUYER Group and the New Arrangements. For purposes of the preceding provisions of this Section 12(d), a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began; provided, however, that claims relating to a hospital confinement that begins before the Closing Date but continues on the Closing Date or thereafter shall be treated as incurred before the Closing Date. Claims of Transferred Employees and their eligible beneficiaries and dependents for long-term disability Welfare Benefits that arise out of occurrences prior to the Closing Date shall be the sole responsibility of SELLER and the SELLER Plans. Claims of Transferred Employees and their eligible beneficiaries and dependents for long-term disability Welfare Benefits that arise out of occurrences on or after the Closing Date shall be the sole responsibility of BUYER Group and the New Arrangements.

      (E)   401(K) PLAN.

      As soon as administratively feasible after the Closing Date, and subject to reasonable requirements, the Parties may enter into an agreement whereby BUYER shall cause the trustee of BUYER's 401(k) plan trust (to the extent permitted under BUYER' 401(k) plan) to accept direct rollovers from SELLER's 401(k) plan trust for each of the Transferred Employees electing the same with respect to a distribution of his or her vested account thereunder; provided, however, that BUYER shall have no obligation to cause BUYER's 401(k) plan trust to accept such rollovers if BUYER does not receive from SELLER proof which is satisfactory to BUYER that the SELLER's 401(k) plan will be fully qualified under section 401(a) of the Code at the time of such rollovers. Participant promissory notes for any outstanding loans of Transferred Employees under SELLER's 401(k) plan may be rolled over to BUYER's 401(k) plan trust along with all or a portion of their account balance to meet the BUYER plan threshold for loan amount(s) not exceeding 50% of account balance.

      (F)   WORKERS' COMPENSATION.

      Claims by Transferred Employees for workers' compensation benefits arising out of occurrences prior to the Closing Date shall be the responsibility of SELLER. Claims by Transferred Employees for workers' compensation benefits arising out of occurrences on or after the Closing Date shall be the responsibility of BUYER.

      (G)   NO RESTRICTIONS ON CHANGES.

      Nothing herein shall be deemed or construed to (i) give rise to any rights, claims, benefits, or causes of action by any Transferred Employees or (ii) prevent, restrict, or limit BUYER Group following the Closing from terminating the employment of any Transferred Employees, modifying the terms of employment of any Transferred Employees, or modifying, terminating or replacing any of the New Arrangements as it may deem appropriate.

      (H)   CONFLICT.

      In the event of any conflict between this Section 12 and Section 10, the provisions of this Section 12 shall control and prevail.

13.   ARBITRATION.

Any Arbitrable Disputes between the Parties shall be handled in accordance with Exhibit J.

14.   MISCELLANEOUS.

      (A)   NO THIRD PARTY BENEFICIARIES.

      Except with respect to BUYER Indemnified Persons and with respect to SELLER Indemnified Persons, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (B)   ENTIRE AGREEMENT.

      Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. To the extent not previously terminated, the Parties hereby terminate, and each Party hereby waives all rights and claims it may have against the other Party, under each such understandings, agreements, or representations (except for the Confidentiality Agreement and this Agreement) or other instrument. At Closing, the Confidentiality Agreement and any Site Access Agreement executed in connection therewith shall terminate.

      (C)   SUCCESSION.

      This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

      (D)   COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (E)   NOTICES.

      All notices, approvals, consents, requests, demands, claims, statements and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be addressed to the intended recipient as set forth below:

      If to SELLER:        ConocoPhillips Company
                           600 North Dairy Ashford
                           Houston, Texas  77079
                           Attn: Mary Ann Pearce, Manager of Business
                           Development, Land & Gas Activities
                           Fax No.: (281) 293-2036

      If to BUYER:

                           Duke Energy Field Services, LP
                           370 - 17th Street, Suite 2500
                           Denver, Colorado 80202
                           Telephone: (303) 595-3331
                           Facsimile: (303) 605-2225
                           Attn:  President

      With a copy to:

                           Duke Energy Field Services, LP
                           370 - 17th Street, Suite 2500
                           Denver, Colorado 80202
                           Telephone: (303) 595-3331
                           Facsimile: (303) 605-2226
                           Attn: General Counsel

      Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, fax or registered or certified mail, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (F)   GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of Texas.

      (G)   AMENDMENTS AND WAIVERS.

      No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by BUYER and SELLER. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (H)   SEVERABILITY.

      Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (I)   EXPENSES.

      Unless specifically provided otherwise in this Agreement, each of BUYER and SELLER will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. SELLER will pay all costs and expenses of all investment advisors and brokers that SELLER engaged with respect to the transactions contemplated herein.

      (J)   CONSTRUCTION.

      In interpreting and construing this Agreement, the following principles shall be followed:

            (i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, or local statute or law shall be deemed also to refer to all amendments thereof and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any approval, consent, or waiver by a Party hereunder may be granted or withheld in its sole discretion, unless otherwise expressly provided;

            (ii) the terms "herein," "hereof," "hereby," and "hereunder," or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

            (iii) references to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement;

            (iv) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

            (v) no consideration shall be given to the captions of the articles, Sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement or the Disclosure Schedule and not as an aid in its construction;

            (vi) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;

            (vii) the plural shall be deemed to include the singular, and vice versa;

            (viii) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement and is hereby incorporated by reference;

            (ix)  "or" means "either or both";

            (x) unless the context otherwise requires, a term has the meaning assigned to it;

            (xi) reference to "day" or "days" shall refer to calendar days unless otherwise stated; and

            (xii) Other terms may be defined elsewhere in the text of this
                  Agreement and shall have the meaning indicated throughout this Agreement.

      (K)   INCORPORATION OF EXHIBITS AND SCHEDULES.

      The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (L)   SALES TAXES.

      While it is the intent and understanding of the Parties that no sales or use Taxes will be attributable to or incurred in connection with the transactions contemplated by this Agreement, any such sales or use Taxes shall be borne by BUYER.

      (M)   WAIVER OF CERTAIN DAMAGES.

      Each of the Parties expressly waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind with respect to any dispute arising out of or relating to this Agreement or breach hereof; provided that this Section 14(m) will not diminish or affect in any way the right of any Party to recover such damages paid to a non-Affiliated third Person.

      (N)   PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.

      Neither Party shall, prior to or after the Closing, (i) issue any press release or make any public announcement relating to the subject matter of this Agreement, or (ii) disclose to any third Person the economic terms of the transactions contemplated by this Agreement, without in either case the prior approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly-traded securities, in which case the disclosing Party will use its Reasonable Efforts to advise the other Party prior to making the disclosure.

      (O)   LIKE-KIND EXCHANGE.

      SELLER shall have the right at any time prior to Closing to assign all or a portion of its rights (but not its obligations) under this Agreement to a Qualified Intermediary in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Likewise, BUYER shall have the right at any time prior to Closing to assign all or a portion of its rights (but not its obligations) under this Agreement to a Qualified Intermediary for the same purpose. In the event either Party assigns its rights under this Agreement pursuant to this Section 14(o), such Party agrees to notify the other Party in writing of such assignment at or before Closing. If SELLER assigns its rights under this Agreement for this purpose, BUYER agrees to (i) consent to SELLER's assignment of its rights in this Agreement in the form of Exhibit I, and (ii) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing. If BUYER assigns its rights under this Agreement for this purpose, SELLER agrees to (i) consent to BUYER's assignment of its rights in this Agreement in the form of Exhibit I, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to BUYER the Assets upon satisfaction of the other conditions to Closing and other terms and conditions hereof. The Parties acknowledge and agree that any assignment of this Agreement to a Qualified

      Intermediary shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof.

      (P)   ASSIGNMENT

      Except as otherwise explicitly provided in this Agreement, no Party may assign or transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior approval of the other Party and any attempted assignment, delegation or transfer in breach hereof shall be void ab initio.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CONOCOPHILLIPS COMPANY                          DUKE ENERGY FIELD SERVICES, LP

                                                By: /s/ Greg K. Smith
                                                    ----------------------------
By:  /s/ Sigmund L. Cornelius
     ----------------------------------
                                                Title: Vice President

Title: President - U.S. Lower 48, Latin
       America & Midstream